     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1999

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

      CALIFORNIA (PRIOR TO                      7372                           77-0409517
        REINCORPORATION)            (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
DELAWARE (AFTER REINCORPORATION)     CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)
 (STATE OR OTHER JURISDICTION OF
 INCORPORATION OR ORGANIZATION)

                             1901 GUADALUPE PARKWAY
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 487-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                GREGORY L. REYES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                             1901 GUADALUPE PARKWAY
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 487-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                LARRY W. SONSINI                                 GREGORY M. GALLO
                JOHN T. SHERIDAN                                DENNIS C. SULLIVAN
              ALISANDE M. ROZYNKO                                JEFFREY D. BALL
        WILSON SONSINI GOODRICH & ROSATI                 GRAY CARY WARE & FREIDENRICH LLP
            PROFESSIONAL CORPORATION                           400 HAMILTON AVENUE
               650 PAGE MILL ROAD                        PALO ALTO, CALIFORNIA 94301-1825
        PALO ALTO, CALIFORNIA 94304-1050                          (650) 328-6561
                 (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                            AGGREGATE                 AMOUNT OF
                SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value)..............................        $41,400,000                 $11,510
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued                   , 1999

                                                Shares
                                 [BROCADE LOGO]
                                  COMMON STOCK
                            ------------------------

 BROCADE COMMUNICATIONS SYSTEMS, INC. IS OFFERING                SHARES OF ITS
COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY
  EXISTS FOR OUR COMMON STOCK. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING
                PRICE WILL BE BETWEEN $     AND $     PER SHARE.

                            ------------------------

     WE HAVE APPLIED TO LIST THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET
                            UNDER THE SYMBOL "BRCD."

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

                        PRICE $                  A SHARE
                            ------------------------

                                                           UNDERWRITING
                                           PRICE TO        DISCOUNTS AND         PROCEEDS
                                            PUBLIC          COMMISSIONS         TO BROCADE
                                           --------        -------------        ----------
Per Share................................  $                 $                   $
Total....................................  $                 $                   $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Brocade has granted the underwriters the right to purchase up to additional shares to cover over-allotments. Morgan Stanley & Co. Incorporated
expects to deliver the shares of common stock to purchasers on           , 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                  BT ALEXS BROWN
                                                           DAIN RAUSCHER WESSELS
                                        a division of Dain Rauscher Incorporated
               , 1999

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    5
Special Note Regarding
  Forward-Looking Statements........   15
Use of Proceeds.....................   16
Dividend Policy.....................   16
Capitalization......................   17
Dilution............................   18
Selected Financial Data.............   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   20
Business............................   29

                                      PAGE
                                      ----
Management..........................   41
Certain Transactions................   52
Principal Stockholders..............   56
Description of Capital Stock........   59
Shares Eligible for Future Sale.....   62
Underwriters........................   64
Legal Matters.......................   66
Experts.............................   66
Change in Independent Accountants
  and Fiscal Year End...............   66
Where You May Find Additional
  Information.......................   67
Index to Financial Statements.......  F-1

                           -------------------------

     We are a California corporation and will reincorporate in Delaware prior to the consummation of this offering. Our principal executive offices are located at 1901 Guadalupe Parkway, San Jose, California 95131, and our telephone number is (408) 487-8000. Our fiscal year ends on October 31. We maintain a worldwide web site at http://www.brocade.com. The reference to our Web address does not constitute incorporation by reference of the information contained in that site.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

     Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect the assumed exercise of warrants to purchase 296,881 shares of preferred stock prior to this offering and the subsequent conversion of all outstanding shares of preferred stock into common stock on the completion of this offering, but does not take into account the possible issuance of additional shares of common stock to the underwriters pursuant to their right to purchase additional shares to cover over-allotments. In this prospectus, "Brocade," "we," "us," and "our" refer to Brocade Communications Systems, Inc.

     UNTIL              , 1999, 25 DAYS AFTER COMMENCEMENT OF THIS OFFERING, ALL
DEALERS EFFECTING TRANSACTIONS IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     Brocade, SilkWorm, SilkWorm Express and Brocade's logo are trademarks of Brocade, some of which may be registered or are pending registration in certain jurisdictions. All other brand names, logos and trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information and our financial statements and notes to the financial statements appearing elsewhere in this prospectus.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

     We are the leading provider of Fibre Channel switching solutions for storage area networks, or SANs, which apply the benefits of a networked approach to the connection of storage systems and servers. Our family of SilkWorm switches enables enterprises to cost-effectively manage growth in their storage capacity requirements, improve the performance between their servers and storage systems and increase the size and scope of their SAN, while allowing them to operate data-intensive applications, such as reliable backup and restore, and disaster recovery on the SAN. We sell our SAN switching solutions through leading storage systems and server OEMs, including Compaq Computer, Dell Computer, McDATA Corporation, Sequent Computer Systems and StorageTek. These OEMs and our system integrator customers combine our switching solutions with other system elements and services for enterprise data centers.

     Over the past decade, the volume of business-critical data that is being captured, processed, stored and manipulated in business environments has exploded, creating a data transmission bottleneck between storage systems and servers. In response to the demand for high-speed and high-performance storage-to-server and server-to-server connectivity, the Fibre Channel interconnect, an industry standard network protocol, was developed in the early 1990s. Fibre Channel is well suited for data transfers between storage systems and servers and has earned broad support from storage and server industry leaders. Fibre Channel's support for networked connections, large data block transfers and multiple protocols enables SANs to meet the increasing performance, scalability, flexibility and management requirements of enterprise data centers.

     Our SilkWorm family of Fibre Channel switches provides a switch interconnect, enabling any-to-any connectivity between storage systems and servers. Multiple interconnected switches enable the deployment of our Brocade Fabric, which includes our Brocade Fabric Operating System, SAN management tools, fabric services and ready-to-deploy configurations. Our SAN solutions offer the following benefits:

     - Address the Input/Output Bottleneck. Our solutions are designed to deliver gigabit transfer rates and any-to-any connectivity, addressing the storage-to-server and server-to-server bottleneck.

     - Provide Scalability to SANs. Our switches can be used to incrementally increase the size and scope of the SAN, enabling enterprises to grow clusters of high performance storage systems and servers. Connecting in a meshed topology, or cascading, multiple SilkWorm switches enables enterprises to interconnect separate SAN clusters into one large SAN to share distributed data.

     - Build a Mission-Critical Data Center. We have designed our solutions to provide high levels of resiliency and availability with maximum up-time for business-critical applications.

     - Enable SAN Applications. Our products provide a network infrastructure that allows our customers and partners to address compelling data requirements by running multiple new data-intensive applications concurrently on the SAN, including data backup and restore, and disaster recovery.

     - Enhance SAN Management. Our Brocade Fabric is designed for ease of use and implementation to reduce the overall costs and improve the efficiency of managing SANs.

     We intend to capitalize on our SAN switching market leadership and our Fibre Channel technology leadership to leverage our core technologies and products to address the evolving SAN market. In addition to focusing on our distribution relationships with leading storage systems and server OEMs, we have recently launched our system integrator program. Furthermore, we intend to continue building relationships with leading technology partners.

                                  THE OFFERING

Common stock offered................               shares

Common stock to be outstanding after
this offering.......................               shares

Over-allotment option...............               shares

Use of proceeds.....................     We intend to use the net proceeds for
                                         general corporate purposes, including
                                         repayment of outstanding indebtedness,
                                         capital expenditures and working
                                         capital.

Proposed Nasdaq National Market
symbol..............................     BRCD

     The foregoing information is as of January 31, 1999 and excludes 2,082,471 shares of common stock issuable upon exercise of options outstanding as of January 31, 1999 with a weighted average exercise price of $1.95 per share, 287,788 shares of common stock issuable upon exercise of warrants outstanding as of January 31, 1999 with a weighted average exercise price of $1.37 per share, and 466,516 shares of common stock reserved for additional option grants under our stock plans as of January 31, 1999.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                       THREE MONTHS
                                                                                           ENDED
                                                    YEAR ENDED OCTOBER 31,              JANUARY 31,
                                             -------------------------------------   -----------------
                                             1995     1996       1997       1998      1998      1999
                                             -----   -------   --------   --------   -------   -------
                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues.............................  $  --   $    --   $  8,482   $ 24,246   $ 7,850   $ 8,007
Gross profit...............................     --        --      1,800      8,487     3,153     4,686
Loss from operations.......................   (176)   (3,818)    (9,442)   (15,231)   (1,398)   (1,846)
Net loss...................................   (166)   (3,934)    (9,619)   (15,111)   (1,355)   (1,839)
Pro forma basic net loss per share.........                               $   (.84)            $  (.10)
Shares used in per share calculations......                                 17,915              18,973

     The following table presents summary balance sheet data as of January 31, 1999, which has been adjusted to reflect the assumed exercise of warrants to purchase 296,881 shares of preferred stock at an exercise price of $6.78 per share prior to this offering and the subsequent conversion of our preferred stock into 14,623,614 shares of common stock upon completion of this offering,
our sale of        shares of our common stock in this offering at an assumed
initial public offering price of $     per share and the application of the
estimated net proceeds. See "Use of Proceeds" and "Capitalization."

                                                              AS OF JANUARY 31, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 10,137    $
Working capital.............................................     4,500
Total assets................................................    24,576
Long-term portion of debt and capital lease obligations.....     1,808
Redeemable convertible preferred stock......................    35,261
Total stockholders' equity (deficit)........................   (27,825)

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business, financial condition and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

WE HAVE AN ACCUMULATED DEFICIT OF $30.7 MILLION AND MAY NOT ACHIEVE
PROFITABILITY

     We have incurred significant losses since inception and expect to incur losses in the future. As of January 31, 1999, we had an accumulated deficit of $30.7 million. Although our revenues have grown in recent quarters, we cannot be certain that we will be able to sustain these growth rates or that we will realize sufficient revenues to achieve profitability. We also expect to incur significant product development, sales and marketing and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Moreover, even if we do achieve profitability, we may not be able to sustain or increase profitability. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We also may incur additional losses as a result of our limited operating history. Specifically, Brocade has been operating less than four years. Therefore, we cannot forecast future operating results based on our historical results. We plan our operating expenses based in part on future revenue projections. Our ability to accurately forecast our quarterly revenue is limited for the reasons discussed below in "-- We Expect Our Quarterly Revenues and Operating Results to Fluctuate for a Number of Reasons Which Could Cause Our Stock Price to Fluctuate." Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in our revenues. If this were to occur, we would expect to incur significant losses.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE FOR A NUMBER OF REASONS WHICH COULD CAUSE OUR STOCK PRICE TO FLUCTUATE

     Our quarterly revenues and operating results have varied significantly in the past and are likely to vary significantly in the future due to a number of factors, any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

     - fluctuations in demand for our SilkWorm family of products and services;

     - the timing of customer orders and product implementations, particularly large orders from and product implementations of our OEM customers;

     - our ability to develop, introduce, ship and support new products and product enhancements;

     - announcements and new product introductions by our competitors;

     - the expected decline in the prices at which we can sell our SilkWorm family of products to our customers;

     - our ability to obtain sufficient supplies of sole or limited sourced components, including application specific integrated circuits, or ASICs, gigabit interface converters, or GBICs, and power supplies, for our SilkWorm family of products;

     - increases in the prices of the components we purchase;

     - our ability to attain and maintain production volumes and quality levels for our SilkWorm family of products;

     - the mix of our SilkWorm and SilkWorm Express switches sold and the mix of distribution channels through which they are sold;

     - increased expenses, particularly in connection with our strategy to continue to expand our relationships with key OEMs and system integrators;

     - widespread adoption of SANs as an alternative to existing data storage and management systems;

     - decisions by end-users to reallocate their information resources to other purposes, including year 2000 preparedness; and

     - deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us or our competitors.

     Accordingly, you should not rely on the results of any past periods as an indication of our future performance. It is likely that in some future period, our operating results may be below expectations of public market analysts or investors. If this occurs, our stock price may drop.

OUR SUCCESS IS DEPENDENT UPON THE DEVELOPMENT OF THE EMERGING MARKET FOR SANS AND SAN SWITCHING PRODUCTS

     Our SilkWorm family of Fibre Channel switching products is used exclusively in storage area networks, or SANs. Accordingly, widespread adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success. In addition, our success depends upon market acceptance of our SAN switching solutions as an alternative to the use of hubs or other interconnect devices in SANs. The markets for SANs and SAN switching products have only recently begun to develop and are rapidly evolving. Because these markets are new, it is difficult to predict their potential size or future growth rate. In addition, SANs are often implemented in connection with deployment of new storage systems and servers and we are therefore dependent to some extent on this market. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like SANs. Our success in generating revenue in these emerging markets will depend, among other things, on our ability to educate potential OEM and system integrator customers, as well as potential end-users, about the benefits of SANs and SAN switching technology and our ability to maintain and enhance our relationships with leading OEMs and system integrators. In addition, our products are designed to conform to the Fibre Channel interconnect networking protocol and certain other industry standards. Some of these standards may not be widely adopted, and competing standards may emerge that will be preferred by OEMs or end-users.

WE CURRENTLY ONLY OFFER OUR SILKWORM PRODUCT FAMILY AND MUST DEVELOP NEW AND ENHANCED PRODUCTS THAT ACHIEVE WIDESPREAD MARKET ACCEPTANCE

     We currently derive substantially all of our revenues from sales of our SilkWorm family of products. We expect that revenue from this product family will continue to account for a substantial portion of our revenues for the foreseeable future. Therefore, widespread market acceptance of these products is critical to our future success. Some of our products have been only recently introduced and therefore, the demand and market acceptance of our products is uncertain. Factors that may affect the market acceptance of our products include market acceptance of SAN switching products, the performance, price and total cost of ownership of our products, the availability and price of competing products and technologies, and the success and development of our OEMs and system integrators. Many of these factors are beyond our control.

     Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high-quality, cost-effective products, product enhancements and services on a timely basis and by keeping pace with technological developments and emerging industry standards. We have new product launches and upgrades to our existing products planned for 1999. Our future revenue growth will be dependent on the success of these new product launches. We have in the past experienced delays in product development and such delays may occur in the future. In addition, as we introduce new or enhanced products, we will have to manage successfully the transition from older products in order to minimize disruption in our customers' ordering patterns, avoid excessive levels of older product inventories and ensure that enough supplies of new products can be delivered to meet our customers' demands. Our failure to develop and introduce successfully new products and product enhancements, which are not broadly accepted, would reduce our revenues.

WE DEPEND ON A FEW KEY OEM CUSTOMERS AND THE LOSS OF ANY OF THESE OEMS COULD SIGNIFICANTLY REDUCE OUR REVENUES

     We depend on a few key OEM customers. For example, in the three months ended January 31, 1999, sales to Sequent and McDATA accounted for 37% and 33% of our total revenues, respectively. We anticipate that our operating results will continue to depend on sales to a relatively small number of OEMs. Therefore, the loss of any of our key OEMs, or a significant reduction in sales to these OEMs could significantly reduce our revenues.

EXPANDING OUR DISTRIBUTION CHANNELS AND SELLING OUR PRODUCTS TO END-USERS EACH INVOLVE LENGTHY SALES CYCLES

     Our strategy is to expand our OEM and system integrator distribution channels. Our success will depend on our continuing ability to develop and manage relationships with significant OEMs, as well as on the sales efforts and success of those OEMs. Our OEM customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new technologies, including our products. This evaluation process is lengthy and may range from six months to a year. This process is also complex and may require significant sales and marketing and management efforts on our part. The complexity of this process increases if we have to qualify our products with multiple customers at the same time. We cannot assure you that we will be able to manage this process successfully. Our failure to do so could reduce our revenues.

     In addition, once our products have been qualified, the length of the sales cycle of our OEMs may vary depending upon whether the OEM is bundling our products with another product or selling our products as an option or add-on. Moreover, our agreements with our OEMs and system integrators have no minimum purchase commitments. We cannot assure you that our customers will market our products effectively.

THE FAILURE OF OUR SOLE MANUFACTURER TO MEET OUR MANUFACTURING NEEDS WOULD NEGATIVELY IMPACT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS

     Solectron, a third party manufacturer for numerous companies, manufactures all of our products at its Milpitas, California facility on a purchase order basis. We currently do not have a long-term supply contract with Solectron. Therefore, Solectron is not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. We generally place orders with Solectron up to four months prior to scheduled delivery of products to our customers.

Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate manufacturing capacity from Solectron to meet our customers' delivery requirements or we may accumulate excess inventories.

     We plan to regularly introduce new products and product enhancements, which will require that we coordinate our efforts with those of our suppliers and Solectron to rapidly achieve volume production. While we have not, to date, experienced supply problems with Solectron, we have experienced delays in product deliveries from one of our former contract manufacturers. If we should fail to effectively manage our relationships with our suppliers and Solectron, or if Solectron experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, our ability to ship products to our customers could be delayed and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming. If we are required or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

WE ARE DEPENDENT ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR CERTAIN KEY COMPONENTS INCLUDING ASICS AND POWER SUPPLIES

     We currently purchase several key components from single or limited sources. We purchase ASICs and power supplies from single sources, and printed circuit boards and GBICs from limited sources. If we are unable to buy these components on a timely basis we will not be able to manufacture our products. We use a rolling six-month forecast based on anticipated product orders to determine our component requirements. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing. In addition, lead times for materials and components we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. We also may experience shortages of certain components from time to time, which also could delay our manufacturing.

THE COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS, REDUCED PROFITS AND REDUCED MARKET SHARE

     The markets for our SAN switching products are competitive, and are likely to become even more competitive. Increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance. Our products face competition from multiple sources. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, or substantially greater resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors. See "Business -- Competition."

THE PRICES OF OUR PRODUCTS ARE DECLINING WHICH COULD REDUCE OUR REVENUES AND GROSS MARGINS

     The average unit price of our products decreased 26% in fiscal 1998. We anticipate that the average unit price of our products may continue to decrease in the future in response to changes in product mix, competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. If we are unable to offset these factors by increasing our sales volumes, our revenues will decline. In addition, to maintain our gross margins, we must develop and introduce new products and product enhancements, and we must continue to reduce the manufacturing cost of our products.

UNDETECTED SOFTWARE OR HARDWARE ERRORS COULD INCREASE OUR COSTS AND REDUCE OUR REVENUES

     Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. Our products are complex and errors may be found from time to time in our new or enhanced products. In addition, our products are combined with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. Moreover, the occurrence of hardware and software errors, whether caused by our or another vendor's SAN products, could delay or prevent the development of the SAN market.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL

     Our success depends to a significant degree upon the continued contributions of our key management, engineering and sales and marketing personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Gregory L. Reyes, our President and Chief Executive Officer, Kumar Malavalli, our Vice President, Technology and Paul R. Bonderson, Jr., our Vice President, Engineering. We do not have employment contracts with, or key person life insurance on, any of our key personnel. We also believe that our success depends to a significant extent on the ability of our management to operate effectively, both individually and as a group. Certain members of our management team, including Mr. Reyes, and many of our employees have only recently joined us.

     We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance and operations personnel. Competition for these personnel is intense, especially in the San Francisco Bay Area. In particular, we have experienced difficulty in hiring qualified ASIC, software, system and test, and customer support engineers and there can be no assurance that we will be successful in attracting and retaining these individuals. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could delay the development and introduction of and negatively impact our ability to sell our products. In addition, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We cannot assure you that we will not receive such claims in the future as we seek to hire qualified personnel or that such claims will not result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

WE MUST CONTINUE TO IMPROVE OUR OPERATIONAL SYSTEMS AND CONTROLS TO MANAGE FUTURE GROWTH

     We plan to continue to expand our operations significantly to pursue existing and potential market opportunities. This growth places a significant demand on our management and our operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis.

WE PLAN TO INCREASE OUR INTERNATIONAL SALES ACTIVITIES SIGNIFICANTLY, WHICH WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS

     We plan to expand our international sales activities significantly. Our international sales growth will be limited if we are unable to establish relationships with international distributors, establish additional foreign operations, expand international sales channel management, hire additional personnel and develop relationships with international service providers. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products. Our international operations are subject to a number of risks, including:

     - protectionist laws and business practices that favor local competition;

     - dependence on local vendors;

     - multiple, conflicting and changing governmental laws and regulations;

     - longer sales cycles;

     - difficulties in collecting accounts receivable;

     - reduced or limited protections of intellectual property rights; and

     - political and economic instability.

     To date, none of our international revenues and costs have been denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenues may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY WHICH WOULD NEGATIVELY AFFECT OUR ABILITY TO COMPETE

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. See "Business -- Intellectual Property."

OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US WHICH COULD BE TIME-CONSUMING AND EXPENSIVE TO DEFEND

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We were previously the subject of a lawsuit alleging infringement of intellectual property rights. Although this dispute was resolved and the lawsuit dismissed, and we are not currently involved in any other intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting lawsuit could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

     - stop selling, incorporating or using our products or services that use the challenged intellectual property;

     - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

     - redesign those products or services that use such technology.

     If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our products, which would reduce our revenues.

WE ARE THE SUBJECT OF A PENDING LEGAL PROCEEDING

     We have been sued by one of our former contract manufacturers in the Santa Clara County, California Superior Court. We believe that we have strong defenses against the claims alleged in the lawsuit. Accordingly, we intend to defend this suit vigorously. However, the litigation process is inherently uncertain and we may not prevail. Our defense of this litigation, regardless of its eventual outcome, has been, and will likely continue to be, time-consuming, costly and a diversion for our personnel. A failure to prevail could result in us having to pay monetary damages and reimburse the plaintiff for some or all of its attorneys' fees. See "Business -- Pending Legal Proceeding."

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES

     As part of our strategy, we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

     - issue stock that would dilute our current stockholders' percentage ownership;

     - incur debt; or

     - assume liabilities.

These purchases also involve numerous risks, including:

     - problems combining the purchased operations, technologies or products;

     - unanticipated costs;

     - diversion of management's attention from our core business;

     - adverse effects on existing business relationships with suppliers and customers;

     - risks associated with entering markets in which we have no or limited prior experience; and

     - potential loss of key employees of purchased organizations.

     We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might purchase in the future.

OUR FAILURE AND THE FAILURE OF OUR SUPPLIERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD HARM OUR BUSINESS

     The year 2000 computer issue creates risks for us. Failure of our products to recognize correctly date information when the year changes to 2000 could result in significant decreases in market acceptance of our products, increases in warranty claims and legal liability for defective software. We have not tested our products in every possible computer environment, and therefore such products may not be fully year 2000 compliant. Year 2000 preparations by our customers could also slow down purchases of our products.

     If our suppliers, vendors, major distributors and partners fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which vendor's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party suppliers and vendors, we are unable to determine at this time whether any year 2000 failures will harm us.

     Our customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing systems. This situation may reduce funds available to purchase our products. Therefore, some customers may wait to purchase our products until after the year 2000, which may reduce our revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND GOVERNMENT REGULATIONS

     The market for SAN products is characterized by the need to support industry standards as they emerge, evolve and achieve acceptance. To remain competitive, we must continue to introduce new products and product enhancements that meet these industry standards. All components of the SAN must utilize the same standards in order to operate together. Our products comprise only a part of the entire SAN and we depend on the companies that provide other components of the SAN, many of whom are significantly larger than we are, to support the industry standards as they evolve. The failure of these providers to support these industry standards could adversely affect the market acceptance of our products. In addition, in the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will also be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.

MANAGEMENT CAN SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH THE STOCKHOLDERS MAY NOT AGREE

     Our management can spend the net proceeds from this offering in ways with which the stockholders may not agree. We cannot assure you that our investments and use of the net proceeds of this offering will yield favorable returns or results. See "Use of Proceeds."

OUR OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL EXERCISE SIGNIFICANT CONTROL OVER BROCADE

     Upon completion of this offering, our executive officers and directors and
their affiliates will beneficially own, in the aggregate, approximately      %
of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. See "Principal Stockholders."

PROVISIONS IN OUR CHARTER DOCUMENTS, CUSTOMER AGREEMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF BROCADE AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

     Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

     - authorizing the issuance of preferred stock without stockholder approval;

     - providing for a classified board of directors with staggered, three-year terms;

     - prohibiting cumulative voting in the election of directors;

     - requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

     - limiting the persons who may call special meetings of stockholders;

     - prohibiting stockholder actions by written consent; and

     - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

     Certain provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us. Further, our agreements with certain of our customers require us to give prior notice of a change of control of Brocade and grant certain manufacturing rights following the change of control. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws."

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE

     There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - actual or anticipated fluctuations in our operating results;

     - changes in financial estimates by securities analysts;

     - changes in market valuations of other technology companies;

     - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - losses of major OEM customers;

     - additions or departures of key personnel; and

     - sales of common stock in the future.

     In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

     You should read the "Underwriters" section for a more complete discussion of the factors to be considered in determining the initial public offering price of our common stock.

OUR BUSINESS MAY BE HARMED BY CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY

     In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS WHICH WOULD LIMIT OUR ABILITY TO GROW

     We believe that the net proceeds of this offering, together with our existing cash balances, credit facilities and cash flow expected to be generated from future operations, will be sufficient to meet our capital requirements at least through the next 12 months. However, we may be required, or could elect, to seek additional funding prior to that time. In the event we are required to raise additional funds we may not be able to do so on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE

     Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you
will incur immediate dilution of approximately $   in the book value per share
of our common stock from the price you pay for our common stock. This
calculation assumes that you purchase our common stock for $   per share. See
"Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the           shares of
common stock we are offering will be approximately $             , or
$             if the underwriters exercise their over-allotment option in full,
at an assumed initial public offering price of $     per share and after
deducting estimated underwriting discounts and commissions and our estimated offering expenses. We expect to use a portion of the net proceeds to repay outstanding indebtedness under our bank credit facility and our equipment loan agreement. Borrowings under our credit facility bear interest at the bank's prime rate, which was 7.8% per annum as of January 31, 1999, and indebtedness under our equipment loan agreement bears interest at the bank's prime rate plus 1%. At January 31, 1999, the principal amount of outstanding indebtedness under our credit facility and our equipment loan agreement was $1.7 million and $2.7 million, respectively. We expect to use the balance of the net proceeds for general corporate purposes, including capital expenditures and working capital. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to ours. We have no current plans, agreements or commitments and are not currently engaged in any negotiations with respect to any acquisition. Pending such uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have not paid any cash dividends since our inception, and we do not intend to pay any cash dividends in the foreseeable future. In addition, the terms of our credit agreements prohibit the payment of dividends on our capital stock.

                                 CAPITALIZATION

     The following table sets forth our short-term debt and capitalization as of January 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the assumed exercise of warrants to purchase 296,881 shares of preferred stock at an exercise price of $6.78 per share prior to this offering and the subsequent conversion of all outstanding shares of preferred stock into 14,623,614 shares of common stock; and

     - on a pro forma as adjusted basis to reflect our reincorporation in Delaware and the sale of the common stock in this offering at an assumed
       initial public offering price of $     per share and the application of
       the net proceeds, after deducting estimated underwriting discounts and commissions and our estimated offering expenses.

     The outstanding share information excludes 2,082,471 shares of common stock issuable on exercise of options outstanding as of January 31, 1999 with a weighted average exercise price of $1.95 per share, 287,788 shares of common stock issuable upon exercise of warrants outstanding as of January 31, 1999 with a weighted average exercise price of $1.37 per share, and 466,516 shares of common stock reserved for additional option grants under our stock plans as of January 31, 1999. In addition, subsequent to January 31, 1999, 1,000,000 shares have been reserved under our stock plans. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes to the financial statements. See "Use of Proceeds" and "Management -- Employee Benefit Plans."

                                                                   AS OF JANUARY 31, 1999
                                                            -------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            ---------   ----------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                         (UNAUDITED)
Short-term debt...........................................  $  3,644     $  3,644      $
                                                            ========     ========      ========
Long-term portion of debt and capital lease obligations...  $  1,808     $  1,808      $
Redeemable convertible preferred stock, no par value,
  9,791,280 shares authorized, 9,235,448 issued and
  outstanding, actual; no shares authorized, issued or
  outstanding, pro forma and pro forma as adjusted........    35,261           --
Warrants to purchase redeemable convertible preferred
  stock...................................................       648          324
Stockholders' equity (deficit):
  Preferred stock, $.001 par value, no shares authorized,
     issued or outstanding, actual; 5,000,000 shares
     authorized, no shares issued or outstanding, pro
     forma and pro forma as adjusted......................
  Common stock, $.001 par value, 30,000,000 shares
     authorized, 7,408,167 shares issued and outstanding,
     actual; 50,000,000 shares authorized, 22,031,781
     shares issued and outstanding, pro forma; 50,000,000
     shares authorized,           issued and outstanding,
     pro forma as adjusted................................    10,309       47,907
  Additional paid-in capital..............................        --           --
  Notes receivable from stockholders......................    (4,899)      (4,899)
  Deferred compensation...................................    (2,566)      (2,566)
  Accumulated deficit.....................................   (30,669)     (30,669)
                                                            --------     --------      --------
     Total stockholders' equity (deficit).................   (27,825)       9,773
                                                            --------     --------      --------
          Total capitalization............................  $ 13,536     $ 15,549      $
                                                            ========     ========      ========

                                    DILUTION

     The pro forma net tangible book value of our common stock as of January 31, 1999, was approximately $9.8 million, or $.44 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by 22,031,781 shares of common stock outstanding after giving effect to the assumed exercise of warrants to purchase 296,881 shares of preferred stock at an exercise price of $6.78 per share prior to this offering and the subsequent conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering. After giving effect to our sale of shares of common stock in this offering at an assumed initial
offering price of $     per share and after deducting the estimated underwriting
discounts and commissions and our estimated offering expenses, our net tangible
book value as of January 31, 1999, would have been $          million or $
per share. This represents an immediate increase in net tangible book value of
$     per share to existing stockholders and an immediate dilution in net
tangible book value of $     per share to purchasers of common stock in this
offering, as illustrated in the following table:

Assumed initial public offering price per share.............         $
  Pro forma net tangible book value per share as of January
     31, 1999...............................................  $.44
  Increase per share attributable to new investors..........
                                                              ----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                     ----
Dilution per share to new investors.........................
                                                                     ====

     The following table sets forth on a pro forma basis as of January 31, 1999, after giving effect to the assumed exercise of warrants to purchase 296,881 shares of preferred stock at an exercise price of $6.78 per share prior to this offering, the subsequent conversion of all outstanding shares of preferred stock into common stock upon completion of this offering, the differences between the existing stockholders and the purchasers of shares in this offering, at the
assumed initial public offering price of $     per share, with respect to the
number of shares purchased from us, the total consideration paid and the average price paid per share:

                             SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                            -------------------    ----------------------    PRICE PER
                              NUMBER    PERCENT      AMOUNT       PERCENT      SHARE
                            ----------  -------    -----------    -------    ---------
Existing stockholders.....  22,031,781        %    $43,917,000          %      $1.99
New stockholders..........
                            ----------   -----     -----------     -----
          Total...........               100.0%    $               100.0%
                            ==========   =====     ===========     =====

     As of January 31, 1999, there were options outstanding to purchase a total of 2,082,471 shares of common stock at a weighted average exercise price of $1.95 per share. In addition, as of January 31, 1999, there were warrants outstanding to purchase 287,788 shares of common stock on an as converted basis at a weighted average exercise price of approximately $1.37 per share, which we have assumed will not be exercised prior to this offering. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management -- Employee Benefit Plans" and notes 6 and 7 to our financial statements.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this prospectus. The statement of operations data set forth below for each of the years in the three-year period ended October 31, 1998 and the balance sheet data as of October 31, 1997 and 1998 are derived from, and qualified by reference to, our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the period from inception on August 24, 1995 to October 31,1995 and the balance sheet data as of October 31, 1995 and 1996 are derived from audited financial statements not included herein. The statement of operations data for the three-month periods ended January 31, 1998 and 1999 and the balance sheet data as of January 31, 1999 are derived from unaudited financial statements appearing elsewhere in this prospectus which, in the opinion of our management, reflect all normal recurring adjustments that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Operating results for the three months ended January 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

                                                                                     THREE MONTHS ENDED
                                                 PERIOD ENDED OCTOBER 31,                JANUARY 31,
                                          --------------------------------------   -----------------------
                                           1995     1996       1997       1998       1998         1999
                                          ------   -------   --------   --------   --------    -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product revenue.......................  $   --   $    --   $  8,482   $ 22,414   $  7,824      $ 6,429
  License revenue.......................      --        --         --      1,832         26        1,578
                                          ------   -------   --------   --------   --------      -------
         Total revenues.................      --        --      8,482     24,246      7,850        8,007
Cost of revenues........................      --        --      6,682     15,759      4,697        3,321
                                          ------   -------   --------   --------   --------      -------
Gross profit............................      --        --      1,800      8,487      3,153        4,686
                                          ------   -------   --------   --------   --------      -------
Operating expenses:
  General and administrative............      52       575      1,464      3,813        639          741
  Sales and marketing...................      --       152      2,112      5,154      1,074        1,729
  Research and development..............     124     3,091      7,666     14,744      2,838        2,905
  Amortization of deferred
    compensation........................      --        --         --          7         --        1,157
                                          ------   -------   --------   --------   --------      -------
         Total operating expenses.......     176     3,818     11,242     23,718      4,551        6,532
                                          ------   -------   --------   --------   --------      -------
Loss from operations....................    (176)   (3,818)    (9,442)   (15,231)    (1,398)      (1,846)
Other income (expense)..................      10      (116)      (177)       120         43            7
                                          ------   -------   --------   --------   --------      -------
Net loss................................  $ (166)  $(3,934)  $ (9,619)  $(15,111)  $ (1,355)     $(1,839)
                                          ======   =======   ========   ========   ========      =======
Basic net loss per share................  $   --   $ (9.50)  $  (4.82)  $  (4.44)  $   (.53)     $  (.42)
                                          ======   =======   ========   ========   ========      =======
Shares used in computing basic net loss
  per share.............................      --       414      1,997      3,400      2,570        4,349
                                          ======   =======   ========   ========   ========      =======
Pro forma basic net loss per share
  (unaudited)...........................                                $   (.84)                $  (.10)
                                                                        ========                 =======
Shares used in computing pro forma basic
  net loss per share (unaudited)........                                  17,915                  18,973
                                                                        ========                 =======

                                                    AS OF OCTOBER 31,                 AS OF
                                          --------------------------------------   JANUARY 31,
                                           1995     1996       1997       1998        1999
                                          ------   -------   --------   --------   -----------
                                                             (IN THOUSANDS)
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...........................  $1,168   $   700   $  2,552   $ 10,420    $ 10,137
Working capital.........................     922       104     15,334      5,276       4,500
Total assets............................   1,549     2,605     26,100     21,301      24,576
Long-term portion of debt and capital
  lease obligations.....................      --       874      1,954      2,209       1,808
Redeemable convertible preferred
  stock.................................   1,411     4,613     30,359     35,261      35,261
Total stockholders' deficit.............    (166)   (3,957)   (13,458)   (27,355)    (27,825)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     We are a provider of Fibre Channel switching solutions for storage area networks, or SANs. We sell our SAN switching solutions through leading storage systems and server OEMs, including Compaq Computer, Dell Computer, McDATA Corporation, Sequent Computer Systems and StorageTek. These OEMs and our system integrator customers combine our switching solutions with other system elements and services for enterprise data centers.

     From our inception in August 1995 through April 1997, our operating activities related primarily to developing our research and development capabilities, building an ASIC design infrastructure, developing, prototyping and testing our SilkWorm products, staffing our administrative, marketing and sales organizations and establishing relationships with OEMs. In the three months ended July 31, 1997, we commenced volume shipments of our SilkWorm switch. Since our inception we have incurred significant losses and as of January 31, 1999, we had an accumulated deficit of $30.7 million.

     Our revenue is derived primarily from sales of our SilkWorm family of products. Additionally, we have recognized licensing revenue in connection with the licensing of certain technology rights to a customer. In fiscal 1998, sales to Sequent and McDATA accounted for 72% and 11% of our total revenues, respectively, and in the three months ended January 31, 1999, Sequent and McDATA accounted for 37% and 33% of our total revenues, respectively. These percentages exclude deferred revenue, which is discussed further below. The level of sales to any customer may vary from quarter to quarter. However, we expect that significant customer concentration will continue for the foreseeable future.

     We currently sell substantially all of our products through several major OEMs. The initial evaluation and product qualification cycle with OEMs typically takes six to 12 months and includes technical evaluation, integration, testing, product launch planning and execution. Our sales strategy also includes recruiting system integrators with a Fortune 500 data center presence and the technical resources to design, implement and support SANs. To date, substantially all of our sales have been in the United States. However, we have launched sales and marketing efforts in Europe and have a distributor in Japan.

     Product revenue is recognized when products are shipped to customers, unless at the time of shipment product returns cannot be estimated or significant support services are required to successfully launch the customer's products. In the three months ended January 31, 1999, several of our customers were implementing SAN solutions, including our product, for their end-users for the first time. Given the recent adoption of the SAN model and Brocade's solution by these OEMs and because substantial Brocade services were required to support these OEMs' product launches, the revenue related to shipments to these OEM customers has been deferred. The deferred revenue will be recognized on a customer-by-customer basis as each customer successfully completes its product launch. Similarly, revenue is deferred for new products that have not completed the beta test phase. For the three months ended January 31, 1999, $3.4 million of revenue was deferred. It is expected that this deferred revenue will be recognized in fiscal 1999. We believe that, as the SAN market matures, this revenue deferral method for new customers may not be necessary. We do not provide our customers with product return programs. We provide a reserve for warranty returns based on our warranty history. License revenue is recognized when collection is reasonably assured. We do not anticipate significant licensing revenues in the future.

     From fiscal 1997 to fiscal 1998 our average unit selling price decreased 26.0% primarily due to the introduction of the SilkWorm Express, a lower port count product. We expect continued declines in our average unit selling price due to anticipated increases in per customer sales volume, the impact of competitive pricing pressures and new product introductions.

     Our gross margins will be affected by declines in average unit selling prices, fluctuations in manufacturing volumes and component costs, the mix of products sold and the introduction of new products. Additionally, our gross margins may be impacted by the mix of distribution channels through which our products are sold.

     In July 1998, we outsourced our manufacturing and the majority of our supply chain management operations. Accordingly, a significant portion of our cost of revenues consists of payments to our contract manufacturer, Solectron. We conduct quality assurance, manufacturing engineering, documentation control and repairs at our facility in San Jose, California.

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance and human resources personnel, recruiting expenses, professional fees and other corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

     Selling and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer engineering support functions, as well as costs associated with promotional and travel expenses. We believe that continued investment in sales and marketing is critical to the success of our strategy to expand our relationships with leading OEMs and to maintaining our leadership position in the SAN market. As a result, we expect these expenses to increase in absolute dollars in the future.

     Research and development expenses consist primarily of salaries and related personnel expenses, fees paid to consultants and outside service providers, prototyping expenses related to the design, development, testing and enhancements of our ASICs and software and the costs of computer support services. We believe that continued investment in research and development is critical to our strategic product and cost-reduction objectives. As a result, we expect these expenses to increase in absolute dollars in the future.

     In fiscal 1998, we initiated a plan to reduce our operating expenses by restructuring our operations. In connection with this plan, we recorded a $3.2 million restructuring charge allocated among various expense categories.

     In connection with the grant of certain stock options to employees during fiscal 1998 and the three months ended January 31, 1999, we recorded deferred compensation of $307,000 and $3.4 million, respectively, representing the difference between the deemed value of our common stock for accounting purposes and the option exercise price of these options at the date of grant. Deferred compensation is presented as a reduction of stockholders' equity and amortized ratably over the vesting period of the applicable options. We expensed $1.2 million of deferred compensation during the three months ended January 31, 1999. We will expense the balance ratably over the remainder of the vesting period of the options. See note 6 to our financial statements.

     As of January 31, 1999, we had operating loss carryforwards of approximately $20.5 million for federal purposes and $6.5 million for state purposes. The federal net operating loss carryforwards expire on various dates between 2010 and 2018, and the state net operating loss carryforwards will begin to expire in 2003. We have provided a full valuation allowance against our deferred tax assets, consisting primarily of net operating loss carryforwards, because of the uncertainty regarding their realization.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

                                                                            THREE MONTHS
                                                          YEAR ENDED           ENDED
                                                          OCTOBER 31,       JANUARY 31,
                                                        ---------------    --------------
                                                         1997     1998     1998     1999
                                                        ------    -----    -----    -----
                                                                            (UNAUDITED)
Revenues:
  Product revenue.....................................   100.0%    92.4%    99.7%    80.3%
  License revenue.....................................      --      7.6       .3     19.7
                                                        ------    -----    -----    -----
       Total revenues.................................   100.0    100.0    100.0    100.0
Cost of revenues......................................    78.7     65.0     59.8     41.5
                                                        ------    -----    -----    -----
Gross margin..........................................    21.3     35.0     40.2     58.5
                                                        ------    -----    -----    -----
Operating expenses:
  General and administrative..........................    17.3     15.7      8.1      9.2
  Sales and marketing.................................    24.9     21.3     13.7     21.6
  Research and development............................    90.4     60.8     36.2     36.3
  Amortization of deferred compensation...............      --       --       --     14.4
                                                        ------    -----    -----    -----
       Total operating expenses.......................   132.6     97.8     58.0     81.5
                                                        ------    -----    -----    -----
Loss from operations..................................  (111.3)   (62.8)   (17.8)   (23.0)
Other income (expense)................................    (2.0)      .5       .5       --
                                                        ------    -----    -----    -----
Net loss..............................................  (113.3)%  (62.3)%  (17.3)%  (23.0)%
                                                        ======    =====    =====    =====

  THREE MONTH PERIODS ENDED JANUARY 31, 1998 AND 1999

     Revenues. Total revenues increased by 1.3% from $7.9 million for the three months ended January 31, 1998 to $8.0 million for the three months ended January 31, 1999. This increase was due to license revenue of $1.6 million in the three months ended January 31, 1999. There was no significant license revenue in the comparable three month period in fiscal 1998 and we do not anticipate significant licensing revenues in the future. This increase was substantially offset by a decrease in product revenue of $1.4 million primarily due to the deferral of $3.4 million of product revenue in connection with shipments to new customers, In addition, product revenue was adversely affected by a decline in average unit selling prices resulting from the introduction of the SilkWorm Express, a lower port count product.

     Gross profit. Gross profit increased from $3.2 million for the three months ended January 31, 1998 to $4.7 million for the three months ended January 31, 1999. Gross margin increased from 40.2% for the three months ended January 31, 1998 to 58.5% for the three months ended January 31, 1999. The increases were due to lower manufacturing costs and the recognition of $1.6 million in non-recurring license revenue for the three months ended January 31, 1999, which had no related direct cost of revenues.

     General and administrative expenses. General and administrative expenses increased by 16.0% from $639,000 for the three months ended January 31, 1998 to $741,000 for the three months ended

January 31, 1999. This increase was due primarily to increased legal expenses related to pending litigation. See "Business -- Legal Proceeding."

     Sales and marketing expenses. Sales and marketing expenses increased by 60.9% from $1.1 million for the three months ended January 31, 1998 to $1.7 million for the three months ended January 31, 1999. This increase was due primarily to an increase in personnel. Sales and marketing personnel totalled 17 and 30 for the three months ended January 31, 1998 and 1999, respectively.

     Research and development expenses. Research and development expenses increased by 2.4% from $2.8 million for the three months ended January 31, 1998 to $2.9 million for the three months ended January 31, 1999. The increase primarily resulted from the increased cost of prototype materials.

     Amortization of deferred compensation. During fiscal 1998 and the three months ended January 31, 1999, we recorded total deferred compensation of $3.7 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in amortization expense of $1.2 million for the three months ended January 31, 1999.

  YEARS ENDED OCTOBER 31, 1996, 1997 AND 1998

     Revenues. We shipped our first commercial product in the second quarter of fiscal 1997, generating revenues of $8.5 million for the year. Total revenues increased by 185.0% to $24.2 million in fiscal 1998 reflecting the ramp-up of sales to a significant OEM customer, the introduction of the SilkWorm Express product and the recognition of $1.8 million in license revenue. Unit shipments of SilkWorm increased by 242.0% from fiscal 1997 to fiscal 1998. However, average unit selling prices decreased by 26.0% in fiscal 1998, due primarily to the introduction of SilkWorm Express, a lower port count product.

     Gross Profit. Gross profit increased from $1.8 million in fiscal 1997 to $8.5 million in fiscal 1998. Gross margin increased from 21.3% in fiscal 1997 to 35.0% in fiscal 1998. Fiscal 1997 cost of revenues included higher component and manufacturing costs associated with the lower initial production volumes, as well as overhead costs which were applied to a relatively low number of units produced. In fiscal 1998, cost of revenues was also reduced as a result of the decision to outsource all manufacturing activities during the year. In addition, there were no significant costs associated with $1.8 million of license revenue in fiscal 1998, resulting in an overall gross margin increase. However, this increase was somewhat offset by a $1.3 million restructuring charge resulting from a change in contract manufacturers.

     General and administrative expenses. General and administrative expenses increased from $575,000 for fiscal 1996 to $1.5 million for fiscal 1997 and to $3.8 million for fiscal 1998. These increases were primarily due to increased staffing and associated expenses necessary to manage and support our increased scale of operations. Fiscal 1998 expenses were also affected by costs related to a business restructuring which totaled $1.2 million, primarily related to headcount reduction and severance arrangements for our former Chief Executive Officer.

     Sales and marketing expenses. Sales and marketing expenses increased from $152,000 in fiscal 1996 to $2.1 million in fiscal 1997 and to $5.2 million in fiscal 1998. The increases reflect the hiring of additional sales and marketing personnel. Sales and marketing personnel totaled 12 and 24 at the end of fiscal 1997 and fiscal 1998, respectively.

     Research and development expenses. Research and development expenses increased from $3.1 million in fiscal 1996 to $7.7 million in fiscal 1997 and to $14.7 million in fiscal 1998. These increases reflect significant research and development efforts required to bring the SilkWorm and SilkWorm Express products to market and to begin development of second generation products. The increase in fiscal 1998 expenses also reflects restructuring costs associated with the cancellation of a development project.

     Amortization of deferred compensation. During fiscal 1998 and the three months ended January 31, 1999, we recorded total deferred compensation of $3.7 million in connection with stock options grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in amortization expense of $7,000 in fiscal 1998.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited statement of operations data for each of the seven quarters ended January 31, 1999, as well as such data expressed as a percentage of our total revenues for the quarters presented. This unaudited quarterly information has been prepared on the same basis as our audited financial statements and, in the opinion of our management, reflects all normal recurring adjustments that we consider necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,
                                            1997        1997          1998         1998        1998        1998          1999
                                          --------   -----------   -----------   ---------   --------   -----------   -----------
                                                                              (IN THOUSANDS)
Revenues:
  Product revenue.......................  $ 1,534      $ 6,347       $ 7,824      $ 5,134    $ 4,056      $ 5,400       $ 6,429
  License revenue.......................       --           --            26        1,286        513            7         1,578
                                          -------      -------       -------      -------    -------      -------       -------
    Total revenues......................    1,534        6,347         7,850        6,420      4,569        5,407         8,007
Cost of revenues........................    1,212        4,435         4,697        3,672      4,351        3,039         3,321
                                          -------      -------       -------      -------    -------      -------       -------
Gross profit............................      322        1,912         3,153        2,748        218        2,368         4,686
                                          -------      -------       -------      -------    -------      -------       -------
Operating expenses:
  General and administrative............      378          462           639          624      1,979          571           741
  Sales and marketing...................      616          839         1,074        1,302      1,444        1,334         1,729
  Research and development..............    2,046        2,847         2,838        3,457      5,016        3,433         2,905
  Amortization of deferred
    compensation........................       --           --            --           --         --            7         1,157
                                          -------      -------       -------      -------    -------      -------       -------
    Total operating expenses............    3,040        4,148         4,551        5,383      8,439        5,345         6,532
                                          -------      -------       -------      -------    -------      -------       -------
Loss from operations....................   (2,718)      (2,236)       (1,398)      (2,635)    (8,221)      (2,977)       (1,846)
Other income (expense)..................      (50)        (119)           43          120        114         (157)            7
                                          -------      -------       -------      -------    -------      -------       -------
Net loss................................  $(2,768)     $(2,355)      $(1,355)     $(2,515)   $(8,107)     $(3,134)      $(1,839)
                                          =======      =======       =======      =======    =======      =======       =======

                                                                     AS A PERCENTAGE OF TOTAL REVENUES
                                          ---------------------------------------------------------------------------------------
                                          JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,
                                            1997        1997          1998         1998        1998        1998          1999
                                          --------   -----------   -----------   ---------   --------   -----------   -----------
Revenues:
  Product revenue.......................    100.0%       100.0%         99.7%        80.0%      88.8%        99.9%         80.3%
  License revenue.......................       --           --            .3         20.0       11.2           .1          19.7
                                          -------      -------       -------      -------    -------      -------       -------
    Total revenues......................    100.0        100.0         100.0        100.0      100.0        100.0         100.0
Cost of revenues........................     79.0         69.9          59.8         57.2       95.2         56.2          41.5
                                          -------      -------       -------      -------    -------      -------       -------
Gross margin............................     21.0         30.1          40.2         42.8        4.8         43.8          58.5
                                          -------      -------       -------      -------    -------      -------       -------
Operating expenses:
  General and administrative............     24.6          7.3           8.1          9.7       43.3         10.6           9.2
  Sales and marketing...................     40.2         13.2          13.7         20.3       31.6         24.7          21.6
  Research and development..............    133.4         44.8          36.2         53.8      109.8         63.5          36.3
  Amortization of deferred
    compensation........................       --           --            --           --         --           .1          14.4
                                          -------      -------       -------      -------    -------      -------       -------
    Total operating expenses............    198.2         65.3          58.0         83.8      184.7         98.9          81.5
                                          -------      -------       -------      -------    -------      -------       -------
Loss from operations....................   (177.2)       (35.2)        (17.8)       (41.0)    (179.9)       (55.1)        (23.0)
Other income (expense)..................     (3.2)        (1.9)           .5          1.8        2.5         (2.9)           --
                                          -------      -------       -------      -------    -------      -------       -------
Net loss................................   (180.4)%      (37.1)%       (17.3)%      (39.2)%   (177.4)%      (58.0)%       (23.0)%
                                          =======      =======       =======      =======    =======      =======       =======

     Revenues. Our total revenues increased each quarter from our initial product introduction during the three months ended April 30, 1997 through the three months ended January 31, 1998 when total revenues reached $7.9 million. The substantial increase in total revenues for the three-month periods ended October 31, 1997 and January 31, 1998 primarily resulted from purchases by an OEM customer in connection with the customer's product launch and hub replacement program. Total revenues decreased to $6.4 million and $4.6 million for the three-month periods ended April 30, and July 31, 1998 due to reduced purchases by the same customer because of their inventory position. Since July 31, 1998, total revenues have increased each quarter, primarily as a result of an expanded customer base.

     Gross margin. Gross margin has generally increased each quarter since we commenced volume shipments in the three months ended July 31, 1997. Gross margin increased from 21.0% in the three months ended July 31, 1997 to 58.5% in the three months ended January 31, 1999. These increases have been due to reduced production costs on a per unit basis as manufacturing volumes increased, a reduction in manufacturing costs due to increased use of outsourcing and nonrecurring license revenue in the three months ended January 31, 1999. The only exception to this trend was in the third quarter of fiscal 1998 when gross margin decreased to 4.8%. This decrease was due primarily to a corporate restructuring charge of $1.3 million associated with the outsourcing of manufacturing which resulted in a reduction of internal manufacturing personnel and the write-off of excess and obsolete inventory.

     Operating expenses. Operating expenses increased each quarter until our restructuring in the three months ended July 31, 1998. In connection with this restructuring plan, we recorded a $1.9 million charge to operating expenses, which included a $700,000 charge to research and development expenses and a $1.2 million charge to general and administrative expenses. The restructuring charge included costs associated with a reduction of personnel in these areas, the write-off of excess equipment and the write-off of other tangible and intangible assets related to the cancellation of certain development and simulation projects. As a result of these charges, total operating expenses declined in absolute dollars for the three-month periods ended October 31, 1998 and January 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations to date primarily through the sale of preferred stock, for aggregate proceeds of approximately $35.8 million, capital equipment lease lines and bank debt. During fiscal 1996, cash utilized by operating activities was $3.4 million, compared to $7.3 million in fiscal 1997 and $11.6 million in fiscal 1998. The increases in cash utilized in fiscal 1997 and 1998 reflected the increased working capital required to fund expanding operations and increases in inventory and accounts receivable. Capital expenditures were $1.5 million in fiscal 1996, $3.4 million in 1997 and $3.8 million in 1998. These expenditures reflect our investments in computer equipment, software development tools and facilities, which were required to support our business expansion.

     Our principal sources of liquidity as of January 31, 1999 consisted of $10.1 million in cash and cash equivalents and our bank credit facility. The credit facility includes a revolving line of credit providing borrowings up to the lesser of $4.0 million or 80% of eligible accounts receivable and an equipment loan agreement providing for financing up to $5.0 million. Borrowings under the revolving line of credit bear interest at the bank's prime rate, which was 7.8% at January 31, 1999, are secured by our accounts receivable and inventory, and are payable in August 1999. Borrowings under the equipment loan agreement bear interest at the bank's prime rate plus 1.0%, are secured by the related capital equipment and are payable through June 30, 2002. The line of credit and equipment loan contain provisions that prohibit the payment of cash dividends and require the maintenance of specified levels of tangible net worth and certain financial ratios measured on a monthly basis. As of January 31, 1999, there were borrowings under the revolving line of credit of $1.7 million and under the equipment financing of

$2.7 million. We intend to pay off our existing line of credit and equipment loan with a portion of the net proceeds of this offering.

     We believe the net proceeds of this offering, together with our existing cash balances and credit facilities and cash flow expected to be generated from future operations, will be sufficient to meet our capital requirements at least through the next 12 months, although we could be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including the rate of revenue growth, the timing and extent of spending to support product development efforts and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products, and market acceptance of our products. There can be no assurances that additional equity or debt financing, if required, will be available on acceptable terms or at all.

YEAR 2000 COMPLIANCE

     Impact of the year 2000 computer problem. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     State of readiness of our products. We have been testing our existing products for use in the year 2000 and beyond, and believe all of our products are year 2000 compliant. However, our testing does not cover every possible computing environment. Accordingly, some customers may have year 2000 problems with products that we believe are year 2000 compliant.

     State of readiness of our internal systems. Our business may be affected by year 2000 issues related to non-compliant internal systems developed by us or by third-party vendors. We are obtaining assurances from our third-party vendors for all material systems in use by us that such systems are year 2000 compliant. We are not currently aware of any year 2000 problem relating to any of our internal, material systems. We plan to test all such systems for year 2000 compliance before the end of our fiscal year. We do not believe that we have any significant systems that contain embedded chips that are not year 2000 compliant.

     Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. We believe that absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, year 2000 problems at such third parties will not have a material impact on our operations.

     Cost. Based on our assessment to date, we do not anticipate that costs associated with remediating our internal systems will exceed $250,000.

     Risks. Any failure by us to make our products year 2000 compliant could result in a decrease in sales of our products, an increase in allocation of resources to address year 2000 problems of our customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by our customers due to such year 2000 problems. Failures of our internal systems could temporarily prevent us from processing orders, issuing invoices, and developing products, and could require us to devote significant resources to correcting such problems. Due to the general uncertainty inherent in the year 2000 computer problem resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. We have not had significant software sales to date and do not expect the adoption of SOP 98-9 to have a significant effect on our financial condition or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

     Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

OVERVIEW

     We are the leading provider of Fibre Channel switching solutions for storage area networks, or SANs, which apply the benefits of a networked approach to the connection of storage systems and servers. Our family of SilkWorm switches enables enterprises to cost-effectively manage growth in their storage capacity requirements, improve the performance between their servers and storage systems and increase the size and scope of their SAN, while allowing them to operate data-intensive applications, such as reliable backup and restore, and disaster recovery, on the SAN. We sell our SAN switching solutions through leading storage systems and server OEMs, including Compaq Computer, Dell Computer, McDATA Corporation, Sequent Computer Systems and StorageTek. These OEMs and our system integrator customers combine our switching solutions with other system elements and services for enterprise data centers.

INDUSTRY BACKGROUND

  BUSINESS-CRITICAL DATA STORAGE REQUIREMENTS

     The last decade has seen an explosion in the volume of business-critical data that is being captured, processed, stored and manipulated in business environments. This has fueled an increase in demand for data storage capacity. According to International Data Corporation, an independent industry research company, from 1994 to 2002, shipments of direct access storage capacity, which excludes tape and optical storage, are expected to increase more than a hundredfold. Efficient data storage and management is becoming one of the most important aspects of business-critical decision making. Increased reliance on applications ranging from business intelligence and decision support, data warehousing and data mining of large databases, disaster tolerance and recovery, enterprise software, and imaging and graphics have all contributed to this trend. In addition, the development of Web-based business operations and e-commerce in particular, has intensified the demand placed on data centers. Customer interactions over the Web have increased operational focus on the performance, scalability, management and flexibility of systems that use business-critical data. This dependence on data for fundamental business processes by employees, customers and suppliers has greatly increased the number of input and output transactions, or I/Os, required of storage systems and servers. In addition, the complexity of enterprise computing and storage is further compounded by the use of multiple incompatible server operating systems, such as the proliferation of Windows NT in traditional UNIX environments. As a result, organizations are being forced to dedicate substantial financial and personnel resources to manage and maintain the distributed storage capabilities of their networks.

  BOTTLENECK IN STORAGE AND SERVER CONNECTIONS

     Despite the increased attention and resources which have been devoted to data storage requirements, the technical capabilities of data storage systems have not kept pace with increasing data management demands and with the advancements in other networking technologies. In the 1980s, the near ubiquity of PCs, workstations and servers required broader connectivity, resulting in the development of local and wide area networks to support messaging between computer systems. The data used by computers and servers connected to local and wide area networks are typically located on storage systems and servers, which store, process and manipulate data. The adoption of high speed messaging technologies such as gigabit Ethernet and asynchronous transfer mode, or ATM, increased local and wide area network transmission speeds by more than 1,000 times during the 1990s. However, storage-to-server data transmission speeds increased by less than ten times during this period, creating a bottleneck between the local or wide area network and business-critical storage systems and servers.

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     Traditionally, distributed systems have linked a single server with a limited number of storage systems in close proximity. The Small Computer Systems Interface, or SCSI, standard was adopted as the I/O interface standard for storage-to-server and server-to-server connections in the 1980s. SCSI is a parallel interface that permits throughput of 20 to 40 megabytes per second. SCSI's throughput limitations have become much more pronounced as local and wide area network transmission technologies have migrated from Ethernet, which transfers data at 10 megabits per second, to gigabit Ethernet, which transfers data at 1,000 megabits per second. In addition, SCSI allows a maximum transmission distance of only 12 meters and supports just 32 devices on a single bus. As a result, SCSI does not adequately support the increasing requirements for speed, scalability and flexibility of today's data-intensive enterprises.

  INTRODUCTION AND STANDARDIZATION OF FIBRE CHANNEL

     In response to the demand for high-speed and high-performance storage-to-server and server-to-server connectivity, the Fibre Channel protocol, an industry standard networking protocol, was developed in the early 1990s. The Fibre Channel interconnect standard received American National Standards Institute, or ANSI, approval in 1994 and has subsequently earned broad support from industry and independent testing laboratories. Fibre Channel supports large data block transfers at gigabit speeds and is therefore well suited for data transfers between storage systems and servers. It also supports multiple protocols such as SCSI and Internet Protocol, or IP. Furthermore, it provides transmission reliability with guaranteed delivery and transmission distances of up to 10 kilometers. Fibre Channel complements and supports advancements in local and wide area network technologies, such as gigabit Ethernet and ATM, which are not effective for large block data intensive transfers.

  ADVENT OF THE STORAGE AREA NETWORK

     Fibre Channel has enabled the development of a storage area network, or SAN, to meet the requirements of data centers and other data-intensive, distributed computing environments. Similar to local and wide area networks, the SAN applies the distributed computing model to storage systems and servers and takes advantage of the inherent benefits of a networked approach. These benefits include the decoupling of storage systems and servers, increasing scalability and providing a higher level of connectivity than currently exists in the SCSI environment. Additionally, the SAN provides high-speed connectivity for data-intensive applications across multiple operating systems, including UNIX and Windows NT. By bringing networking technology into the data center, a SAN also provides increased flexibility, fault tolerance, ease of management and lower total cost of ownership. The SAN market is expected to grow substantially as organizations embrace this emerging solution. According to the Gartner Group, an independent industry research company, more than 70% of shared storage in networked environments is projected to be reorganized into SANs by the year 2002.

     The simplest SAN configuration is a loop topology, which is similar to traditional SCSI-based distributed systems and interconnects multiple nodes over a shared Fibre Channel networking device, such as a hub. A Fibre Channel hub can support up to 126 devices, but the available bandwidth is shared among all the devices, resulting in signal and performance degradation as the number of devices in the loop increases. In addition, loop topologies suffer from limited network management and fault isolation capabilities. For example, when a single device is added to the loop, it will cause the loop to reset, resulting in application disruption. The limitations of shared networks have been addressed in local and wide area network environments by the development of switching technologies that have yielded advancements in performance, scalability, flexibility and management at competitive costs. In order for the SAN model to become more widely adopted in data centers, today's enterprises must be able to connect any device on the network to any other device on the network, or any-to-any connectivity, without performance degradation in order to effectively leverage distributed storage systems, servers,

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workstations and other enterprise resources. Guaranteed reliability and availability are vital to the storage, processing and manipulation of business-critical data. Networks require dedicated connections operating at high performance levels to support large data transfer demands. Finally, data centers are characterized by a high degree of change that must be supported by a flexible network infrastructure.

THE BROCADE SOLUTION

     We are the leading provider of Fibre Channel SAN switching solutions. We combine advanced switching technologies with our Fibre Channel technology leadership and systems expertise to provide the Brocade Fabric, comprised of Fibre Channel switches, a proprietary switch operating system, management tools, management services and ready-to-deploy configurations. Our products provide an infrastructure backbone that allows our customers to concurrently run multiple applications across the SAN, reducing congestion of local and wide area networks. Our Brocade Fabric helps enterprises cost-effectively manage the growth in storage capacity, improve server-to-storage and server-to-server performance, and increase the size and scope of their SANs, while enabling data intensive applications, such as reliable backup and restore and disaster recovery. Our solutions have the following key benefits:

     Address the input/output bottleneck. Deployment of SANs based on our Brocade Fabric not only enhances point-to-point bandwidth with Fibre Channel connections, but helps solve the I/O bottleneck between data storage systems and servers. Our SilkWorm family of Fibre Channel switches delivers full-duplex 1 gigabit per second performance at every port. In addition, unlike hubs or other shared devices, our switches are designed to provide any-to-any connectivity and to maintain 1 gigabit per second performance per port as additional devices are added to the SAN. Our superior frame-forwarding capability provides end-users with rapid data retrieval and allows a greater number of user transactions.

     Provide SAN scalability. Our modular Fibre Channel switches, supporting from two to 16 ports per switch, enable incremental growth by interconnecting or cascading multiple switches for hundreds of connections in a fully meshed configuration. Our Brocade Fabric enables enterprises to grow clusters of high performance servers or provide multiple servers with high bandwidth connections to multiple storage systems. Additionally, Fibre Channel allows connections up to 10 kilometers, enabling enterprises to interconnect separate SAN clusters or islands into a single SAN.

     Enable SAN applications. The Brocade Fabric creates a SAN backbone for data-intensive applications, enabling organizations to solve complex problems in data centers. Our products allow all departments within an enterprise to share data storage resources despite operating within a computing environment that includes incompatible operating systems sharing storage resources. The Brocade Fabric allows highly flexible configurations and supports a wide range of data traffic, including high throughput and low latency processing. For example, high throughput applications, such as data backup and restore, and disaster recovery can be performed on the SAN, freeing up valuable bandwidth on the local and wide area network and eliminating the need for expensive backup servers. Additionally, enterprises utilizing the Brocade Fabric for their e-commerce and other low latency transaction processing applications can leverage hundreds of storage devices and servers.

     Support a mission-critical data center. We have designed our solutions to provide high levels of resiliency and availability with maximum up-time for business-critical, data-intensive applications. Our switches have auto-configuration and reconfiguration capabilities that incorporate redundant and alternate data paths for frame forwarding, which enable our Brocade Fabric to be self-healing. They also support up to eight parallel links to other switches. As a result, any cable, port, switch or link failure can be isolated, providing a resilient solution. This increases the availability and up-time of the data center.

     Enhance SAN management. Our Brocade Fabric Operating System and our network management tools enable our customers to centrally manage storage systems and servers handling business-critical

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data. Our products deliver a rich set of SAN management information that can be accessed both locally and remotely. Data-intensive connections in the enterprise can be centrally managed to share resources with other points on the network. All of these factors combine to help organizations reduce the overall costs and increase the efficiency of their data network.

THE BROCADE STRATEGY

     Our objective is to maintain our position as the leading provider of SAN switching solutions. The key elements of our strategy include the following:

     Leverage our SAN switching market leadership. We believe we were the first company to provide a comprehensive Fibre Channel fabric solution and that we are the market leader based upon the number of switch ports shipped. We intend to capitalize on our first mover advantage and in-depth customer and product knowledge. We believe we are well positioned to anticipate the future requirements of the SAN marketplace.

     Capitalize on leadership in Fibre Channel technologies and standards. We have been a leader in the development of Fibre Channel technologies and the implementation of ANSI Fibre Channel standards. Our technology efforts are led by some of the most widely recognized members of the Fibre Channel industry. In addition, our technical personnel have substantial expertise in storage, file system, routing algorithms and network management technologies. We have also provided major contributions to many of the ANSI Fibre Channel standards that have been developed to date. We believe that taking a continued proactive role in this expanding market will enable us to extend our leading market position.

     Leverage core architecture. We are leveraging our core switching expertise, ASIC architectures, Brocade Fabric Operating System and Fibre Channel technology to expand our family of SilkWorm products to address the expanding SAN market. While to date we have focused on the workgroup and midrange segments of the SAN market, we intend to leverage our leadership position in these segments to broaden our reach into other segments of the SAN switch market as they emerge. We expect that the demand for SAN switching solutions in entry level applications will increase, particularly as Windows NT-based servers are increasingly used in data centers. We are developing products designed to address the specific needs of organizations that use Windows NT-based servers in anticipation of this growth.

     Continue to expand network of OEMs and system integrators. We intend to continue to expand our relationships with key storage system and server OEMs and system integrators, both domestically and abroad. Currently, our major OEM customers include Compaq Computer, Dell Computer, McDATA Sequent Computer Systems and StorageTek. These relationships allow us to leverage the systems and services capabilities of these industry-leading OEMs. We have also recently entered into relationships with system integrators including Cranel, Polaris, RAID Power, Tokyo Electron Ltd. and TranSoft Networks. We expect that our relationships with leading system integrators will allow us to penetrate the market opportunities by leveraging the reach of these distribution channels.

     Develop strategic partnerships. We are building strategic relationships with Fibre Channel component and device vendors and storage management software companies. By partnering with these organizations, we believe we can enhance SAN applications and interoperability, thereby accelerating the time to market and overall deployment and functionality of our products.

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CUSTOMERS

     Our primary customers are OEMs. The following is a representative list of our OEM customers who have purchased more than $500,000 worth of products since the beginning of fiscal 1998:

Compaq Computer                         Sequent Computer Systems
Dell Computer                           StorageTek
McDATA

     Sequent and McDATA accounted for approximately 72% and 11%, respectively, of our total revenues in the fiscal year ended October 31, 1998 and 37% and 33% of our total revenues, respectively, for the three-month period ended January 31, 1999. Our total revenues do not include deferred revenue.

     In the third quarter of fiscal 1998, we launched our system integrators program. To date, we have entered into relationships with Cranel, Polaris, RAID Power, Tokyo Electron Ltd. and TranSoft Networks.

CUSTOMER SERVICE AND SUPPORT

     Our customer service and support organization provides technical support to our OEMs and system integrators, enabling them to provide technical support to their end-users. We prepare our OEMs and system integrator customers for product launch through a comprehensive training program. In addition, we employ systems engineers for pre- and post-sales support and technical support engineers for field support. Our OEM and system integrator customers provide primary technical support.

     We have developed an extensive training course for our OEM and system integrator customers. The curriculum includes Fibre Channel architecture, SAN implementation and Brocade product training.

SALES AND MARKETING

     Our sales and marketing strategy is focused on an indirect sales model executed through OEMs and system integrators. Our distribution channels are supported by a sales and marketing organization comprised of 32 individuals, including managers, sales representatives and technical and administrative support personnel. We have entered into a relationship with a distributor in Japan, and we expect to expand our international sales activities. Our marketing effort is focused on developing strategic partnerships and relationships with industry analysts, providing customer sales support, managing new product planning and supporting industry standard initiatives.

     OEMs. We have established key relationships with several storage systems and server OEMs. Each OEM provides installation, service and technical support to its customers while we focus on high-level back-up support. In addition to maintaining and enhancing our relationships with our existing OEM customers, we intend to pursue relationships with additional OEMs that may offer products or distribution channels that complement ours. We believe that these relationships allow us to leverage the systems and services capabilities of our OEMs.

     System integrators. We have recently launched our system integrator program and have established several relationships within this channel. Although we have not experienced significant volume from this channel to date, we believe revenues from this channel may increase significantly in the future. Each system integrator provides installation, service and technical support to its customers, while we focus on integration and technical back-up support. We intend to continue to develop relationships with system integrators who may offer products or distribution channels that complement ours.

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PRODUCTS

     Brocade provides the SilkWorm family of Fibre Channel switches, which creates a switch interconnect, enabling any-to-any connectivity between storage devices and servers. SilkWorm switches can be used individually for server clustering or storage consolidation, or cascaded with other switches to form a powerful networking infrastructure, the Brocade Fabric. Brocade's software solutions provide network administrators with tools to manage the switches and the SAN. Brocade also provides extensive Fabric services, in order to optimize the Brocade Fabric for an enterprise's particular needs. Moreover, Brocade SOLUTIONware provides instructions to enterprises on implementing SANs.

  SILKWORM FAMILY OF SWITCHES

     Our SilkWorm switches are a key element of a SAN. SilkWorm, introduced in March 1997, is a configurable 16-port switch used to connect servers to storage devices to create a SAN. File servers and storage devices can then access information anywhere on the SAN. In April 1998, Brocade introduced SilkWorm Express, an eight-port Fibre Channel switch.

     The SilkWorm family of switches share a common platform designed to provide the following features and benefits:

     - High throughput. Each port delivers a 1 gigabit per second, full-duplex data rate regardless of network connectivity.

     - Hardware-based data path. SilkWorm reduces latency by eliminating software processing from the path of data frames.

     - Management. SilkWorm supports customers' existing management solutions, such as local and wide area networks, SCSI tools and web tools.

     - In-order delivery of data frames. SilkWorm guarantees that frames are delivered to a destination in the same order as received by the switch from the originator.

     - Cut-through frame routing. Frames are sent without waiting for the entire frame or for a response back from its destination, thereby improving bandwidth utilization and minimizing transmission delays.

     - Cascading. SilkWorm may be connected to as many other SilkWorm switches as there are available ports creating in a meshed topology, enabling hundreds of connections and large SANs.

     - Flexible switch buffering. If the destination is busy, data frames are stored by a SilkWorm switch for only as long as is necessary, thereby moving data faster through the switch.

     - Path selection. SilkWorm identifies failures automatically and immediately, and reroutes data to alternate paths, creating a highly resilient network.

     - Registered state change notification. SilkWorm automatically detects changes in configuration and port status to enable quick corrective action.

     - Media independent. SilkWorm enables the SAN to support diverse media, including fiberoptic connections up to 10 kilometers and copper connections.

     - Auto-configuration. SilkWorm enhances scalability by automatically expanding the SAN as new devices are added or removed without interrupting the operation of the rest of the network. SilkWorm seamlessly incorporates more Brocade switches into the network, thereby increasing

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       aggregate bandwidth as connectivity increases; network services automatically expand without additional system resources.

  BROCADE FABRIC OPERATING SYSTEM

     The SilkWorm family of switches is supported by the Brocade Fabric Operating System. The Brocade Fabric Operating System provides the intelligence for the Brocade Fabric, provides services for the switch hardware, runs the value-added Brocade Fabric services such as name service, which is used to assist discovery of connected devices, monitors the status of the hardware and fabric and notifies the host operating system as devices are added to or removed from the Brocade Fabric.

     The Brocade Fabric Operating System provides a common platform upon which system services can be built. The Brocade Fabric Operating System is layered with well-defined application interfaces, or APIs, that allow third parties, such as data storage and data backup software vendors, to write applications that leverage Brocade's Fabric Operating System. By incorporating API technology, these third party vendors can develop applications, thereby increasing the capabilities of the overall switch fabric solution.

  FABRIC SERVICES

     Fabric services are product features that increase the functionality of the SAN. Our current Brocade Fabric Services include zoning and multicasting.

     Brocade Zoning is an add-on software product that allows the creation of multiple logical connectivity groups within a single SAN. By creating a zone, the SAN provides the network with benefits that would otherwise only be possible using multiple SANs. Through zoning, systems that have different operating environments, such as UNIX and Window NT, can be isolated from each other allowing both operating systems to co-exist on a single SAN. Zoning can be used to create functional areas in the fabric and designate closed user groups for greater security and control. Also, zoning facilitates time-sensitive functions, such as creating a temporary zone used to backup storage devices that are members of other zones. Brocade Zoning offers dynamic configuration and an unlimited number of zones. Finally, Brocade Zoning allows devices to be a member of more than one zone thereby increasing flexibility.

     Brocade Multicasting enables up to 32 groups of devices to replicate data in a one-to-one method or in a one-to-many method. By accomplishing this replication through hardware, Brocade is able to maintain high throughput.

  SOLUTIONWARE

     Brocade's SOLUTIONware is a set of application notes that facilitates the implementation of SAN solutions incorporating products and applications from multiple vendors, including Brocade. These applications notes include specific details including equipment requirements, software specifics, detailed installation instructions and tested application software. This enables OEMs and system integrators to replicate high performance solutions. Our first SOLUTIONware release, Brocade Tape Backup and Restore, provides customers with a detailed road map to address their data backup needs using Brocade's products.

  MANAGEMENT TOOLS

     Brocade Web Tools is an add-on software product that helps to remotely manage a SAN of our SilkWorm family of switches via the Internet or intranet. The information technology administrator can

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log onto a switch from a host with a java-based Web browser. From that switch, the administrator can monitor the status and performance of any switch in the SAN.

TECHNOLOGY

  FIBRE CHANNEL.

     Fibre Channel is an industry-standard, open protocol for server-to-storage and server-to-server connectivity and data-intensive transfers. Fibre Channel combines the high-speed I/O capabilities of a channel technology with the increased functionality of a networking technology to seamlessly connect and transfer data from one device to another.

     Fibre Channel, which was designed for storage systems and is well suited for SANs. It offers a single network for both server clustering and shared storage. It accommodates both high throughput and low latency dependent traffic required for large block data transfers and inter-processor communication messages. We believe the following characteristics of Fibre Channel make it more suitable for data-intensive and storage related applications than either gigabit Ethernet or ATM, two widely used networking protocols:

     - Fibre Channel has an industry standard interconnect rate of 1 gigabit per second per port that is expected to increase to 2 gigabits per second in 1999 as compared to gigabit Ethernet's, 1 gigabit per second and ATM's 622 megabits per second speeds.

     - Fibre Channel is designed to transmit large packets of information and is therefore well-suited for data-intensive applications as compared to gigabit Ethernet and ATM, which use smaller packets and are designed for smaller but more frequent data transfers;

     - Fibre Channel relies more on hardware than software during data transfers and therefore, is better suited to handle the higher speeds and low latency required during data transfers;

     - In addition to supporting networking protocols including IP, Fibre Channel also supports I/O storage protocols like SCSI;

     - Unlike gigabit Ethernet and ATM, which can lose or drop packets due to congestion, Fibre Channel manages packet flow to ensure delivery; and

     - Fibre Channel relieves each port from the responsibility of station management and instead delegates that responsibility to the interconnect device. Therefore, each Fibre Channel port only has to manage a single point-to-point connection between itself and an interconnect device.

  SILKWORM ARCHITECTURE

     Brocade is focused on implementing Fibre Channel standards in the Brocade Fabric. We utilize a layered architecture to provide a high performance, flexible, and extensible solution. This architecture is comprised of media interfaces, a switching platform, the Brocade Fabric Operating System and value-added services.

     - Media interfaces. Media interfaces comprise the lowest layer of our architecture. Fibre Channel standards specify numerous media interfaces. The SilkWorm architecture supports removable gigabit copper (up to 13 meters), short wavelength laser (up to 500 meters) and long wavelength laser (up to 10 kilometers) interfaces. Removable media interfaces provide flexible product configurations and simple product maintenance.

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     - Switching platform. Our SilkWorm products are based on a central memory time multiplexed switching architecture. The architecture is implemented through the use of highly integrated Application Specific Integrated Circuits. The use of ASIC technology is required to provide the high bandwidth and low latency necessary for Fibre Channel switching to cater to both high throughput and low latency data transfer. The switching architecture is non-blocking and utilizes cut through routing techniques to achieve low latency. The data path of the architecture is completely implemented in hardware and the CPU and operating system are not in the data path.

     - Brocade Fabric Operating System. The architecture of the Brocade Fabric Operating System is highly structured, modular, hardware independent and layered with well-defined interfaces. This extensible architecture is easy to maintain and upgrade with new features. The base operating system is a UNIX-like realtime operating system with extensive libraries and services. The layers of the Brocade Fabric Operating System include hardware drivers, a board level support package, a Fibre Channel layer, services and application program interfaces.

     - Value added services. Value-added services comprise the top layer of the our architecture. Brocade value-added services include Brocade Zoning, and multicasting. The Brocade value-added services run on top of the Brocade Fabric Operating System through well-defined application program interfaces.

MANUFACTURING

     We currently use a single contract manufacturer, Solectron Corporation, based in San Jose, California, to manufacture our products. Although we use Solectron for final turnkey product assembly, we maintain key component expertise internally. We design and develop the key components of our products, including ASICs, GBICs and software, as well as certain details in the fabrication and enclosure of our products. In addition, we determine the components that are incorporated in our products and select the appropriate suppliers of the components.

     Although we use standard parts and components for our products where possible, we currently purchase several key components used in the manufacture of our products from single or limited sources. Our principal single source components include ASICs, power supplies and chassis, and our principal limited source components include printed circuit boards and GBICs. See "Risk
Factors -- The Failure of Our Sole Manufacturer to Meet Our Manufacturing Needs Would Negatively Impact Our Ability to Manufacture and Sell Our Products."

RESEARCH AND DEVELOPMENT

     In fiscal 1998, and the three months ended January 31, 1999, our research and development expenses were $14.7 million and $2.9 million, respectively. We believe that our future success depends on our ability to continue to enhance our existing products and to develop new products that maintain technological competitiveness. We focus our product development activities on solving the needs of SAN users. We work closely with our OEMs and system integrators to monitor changes in the market place. We design our products around current industry standards and will continue to support emerging standards that are consistent with our product strategy.

     Our products have been designed around a core system architecture, which facilitates a relatively short product design and development cycle and reduce the time to market for new products and features. We intend to continue to leverage our architecture to develop and introduce additional products and enhancements in the future.

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     There can be no assurance that our product development efforts will result in commercially successful products or that our products will not be rendered obsolete by changing technology or new product announcements by other companies. See "Risk Factors -- We Currently Only Offer Our SilkWorm Product Family and Must Develop New and Enhanced Products That Achieve Widespread Market Acceptance."

COMPETITION

     Although the competitive environment in the Fibre Channel switching market has yet to develop fully, we anticipate that the current and potential market for our products will be highly competitive, continually evolving and subject to rapid technological change. New SAN products are being introduced by major server and storage providers, and existing products will be continually enhanced. We currently face competition from other manufacturers of SAN switches, including Ancor Communications, Inc. We also face competition from manufacturers of hubs, including Gadzoox Networks, Inc. and Vixel Corporation. In addition, as the market for SAN products grows, we may face competition from traditional networking companies and other manufacturers of networking equipment who may enter the SAN market with their own switching products. It is also possible that customers could develop and introduce products competitive with our product offerings. We believe the competitive factors in this market segment include product performance and features, product reliability, price, ability to meet delivery schedules, customer service and technical support.

     Some of our current and potential competitors have longer operating histories, significantly greater resources and name recognition, and a larger installed base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. In addition, some of our current and potential competitors have already established supplier or joint development relationships with divisions of our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing additional Brocade products or persuade them to replace our products with their products. Such increased competition may result in price reductions, lower gross margins and loss of our market share. There can be no assurance that we will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully in the future. There can also be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not materially harm our business.

INTELLECTUAL PROPERTY

     We rely on a combination of patents, trademarks, and trade secrets, as well as confidentiality agreements and other contractual restrictions with employees and third parties, to establish and protect our proprietary rights. Despite these precautions, there can be no assurance that the measures we undertake will be adequate to protect our proprietary technology, or that they will preclude competitors from independently developing products with functionality or features similar to our products. There can be no assurance that the precautions we take will prevent misappropriation or infringement of our technology. We have filed 11 patent applications in the United States with respect to our technology and are also seeking protection for the technology in selected international locations. However, it is possible that patents may not be issued for these applications. Our issued patents may not adequately protect our technology from infringement or prevent others from claiming that our technology infringes that of third parties. Failure to protect our intellectual property could materially harm our business. In addition, our competitors may independently develop similar or superior technology. It is possible that litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of our resources and could materially harm our business.

     From time to time, we have received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future, and it is possible that past or future assertions or prosecutions could harm our business. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm our business.

PENDING LEGAL PROCEEDING

     In October 1998, we were sued by one of our former contract manufacturers, Manufacturers' Services Central U.S. Operations, Inc. and Manufacturers' Services Western U.S. Operations, Inc., in the Santa Clara County, California Superior Court. The suit involves claims for amounts allegedly owed by us for circuit boards manufactured by MSL and previously shipped to us (approximately $900,000), for circuit boards manufactured for us and held by MSL (approximately $500,000), and for raw material purchased by MSL for inclusion in circuit boards to be manufactured for us (approximately $1.5 million). We do not dispute that we owe MSL for the circuit boards previously shipped to us, but we contend that the amount owed should be offset by amounts due to us under MSL's warranty (approximately $600,000), the value of equipment and electronic components consigned by us to MSL (approximately $200,000) and other damages sustained by us related to MSL's performance during our manufacturing relationship (approximately $150,000). We deny any liability for the circuit boards manufactured by MSL but not shipped to us or for raw material purchased by MSL.

     In December 1998, MSL obtained a writ of attachment against us for approximately $1.4 million and related to the circuit boards manufactured by MSL. We responded by posting a bond for this amount. The parties have exchanged documents and conducted preliminary discovery. No trial date has been set.

     We believe that we have strong defenses against MSL's lawsuit. Accordingly, we intend to defend this suit vigorously. However, we may not prevail in this litigation. The litigation process is inherently uncertain. Our defense of this litigation, regardless of its eventual outcome, has been, and will likely continue to be, time-consuming, costly and a diversion for our personnel. A failure to prevail could result in us having to pay monetary damages to MSL and reimburse MSL for some or all of its attorneys' fees which could materially harm our business.

EMPLOYEES

     As of February 15, 1999, we had 110 full-time employees, 41 of whom were engaged in research and development, 32 of whom were in sales and marketing and 37 of whom were in finance, administration and operations. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

     Our principal administrative, sales and marketing, education, customer support and research and development facilities are located in a single office building in San Jose, California. We currently occupy approximately 35,000 square feet of office space in the San Jose facility under the terms of a lease that expires in November 2000. We believe our current facilities will be adequate to meet our needs for the next 12 months. If our growth continues, we will need larger facilities after that time. We cannot assure you that suitable additional facilities will be available as needed on commercially reasonable terms. We also lease office space for sales and marketing in Nashua, New Hampshire and Irvine, California.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of January 31, 1999:

              NAME                 AGE                        POSITION
              ----                 ---                        --------
Gregory L. Reyes.................  36    President, Chief Executive Officer and Director
Paul R. Bonderson, Jr............  46    Vice President, Engineering
B. Carl Lee......................  50    Vice President, Finance and Chief Financial Officer
Kumar Malavalli..................  56    Vice President, Technology
Victor M. Rinkle.................  46    Vice President, Operations
Charles W. Smith.................  37    Vice President, Worldwide Sales
Peter J. Tarrant.................  39    Vice President, Marketing and Business Development
Seth D. Neiman(1)................  44    Chairman of the Board
Neal Dempsey(1)(2)...............  58    Director
Mark Leslie(2)...................  53    Director
Larry W. Sonsini.................  58    Director

-------------------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

     Gregory L. Reyes has served as our President and Chief Executive Officer and a member of our board of directors since July 1998. From January 1995 to June 1998, Mr. Reyes served as President, Chief Executive Officer and Chairman of the board of directors of Wireless Access, Inc., a wireless data communications products company. From January 1991 to January 1995, Mr. Reyes served as Divisional Vice President and general manager of Norand Data Systems, a data collection company. Mr. Reyes also serves as a director of Proxim, Inc., a wireless networking company. Mr. Reyes received a B.S. in Economics and Business Administration from Saint Mary's College in Moraga, California.

     Paul R. Bonderson, Jr. co-founded Brocade in August 1995 and has served as Vice President, Engineering since August 1995. From March 1986 to August 1995, Mr. Bonderson held several engineering positions at Sun Microsystems, Inc., most recently as Director of Engineering. Mr. Bonderson received a B.S. in Electrical Engineering from California Polytechnic State University, San Luis Obispo.

     B. Carl Lee has served as our Vice President, Finance and Chief Financial Officer since December 1996. From December 1995 to December 1996, Mr. Lee served as Vice President, Corporate Controller at California Microwave, Inc., a telecommunications company. From October 1986 to October 1995, Mr. Lee was a partner with the accounting firm of Ernst & Young LLP. Mr. Lee received a B.S. in Accounting from the University of Wyoming and is a certified public accountant.

     Kumar Malavalli co-founded Brocade in August 1995 and has served as our Vice President, Technology since October 1995. From July 1993 to October 1995, Mr. Malavalli served as Manager of Architecture and Standards in the Canadian Network Operation at Hewlett-Packard Company. Mr. Malavalli was a member of the industry team that originated the Fibre Channel architecture, has helped guide the technology through the industry standards committees and currently chairs the ANSI T11 Technical Committee, which oversees all standards related to the development of Fibre Channel. From 1993 to 1999, Mr. Malavalli was the chairman of the Fibre Channel Association Technical Committee. Mr. Malavalli received both a B.S. in Physics and Mathematics and a B.S. in Electrical Engineering from the University of Mysore, India.

     Victor M. Rinkle has served as our Vice President, Operations since January 1998. From April 1989 to December 1997, Mr. Rinkle held several managerial positions at Apple Computer, Inc., most recently as Vice President, Global Supply Base Management. Mr. Rinkle received a B.B.A. in Marketing and Production Logistics from the University of Houston.

     Charles W. Smith has served as our Vice President, Worldwide Sales since February 1997. From June 1996 to February 1997, Mr. Smith served as Director, Corporate Account Sales at IBM. From July 1990 to February 1996, Mr. Smith held various senior sales management positions at Conner Peripherals, Inc., a storage solutions company, most recently as Vice President, US Sales, Western Region. Mr. Smith received an A.S. in Aeronautics and Business from the College of San Mateo and a B.S. in Business Management from San Jose State University.

     Peter J. Tarrant has served as our Vice President, Marketing and Business Development since December 1997. From October 1994 to December 1997, Mr. Tarrant served as Vice President, Product Management and Vice President, Business Development at Bay Networks, Inc., a computer networking company. From April 1990 to October 1994, Mr. Tarrant held several product management positions at SynOptics, a predecessor of Bay Networks, Inc. most recently as Director, Product Management. Mr. Tarrant received a B.Sc. in Electronic Engineering from the University of Southampton, United Kingdom.

     Seth D. Neiman has served as Chairman of the board of directors of Brocade since August 1995. Mr. Neiman formerly served as our Chief Executive Officer from August 1995 to June 1996. Since August 1994, Mr. Neiman has held various positions at Crosspoint Venture Partners, a venture capital firm, and has been a partner of Crosspoint since January 1996. From September 1991 to July 1994, Mr. Neiman was Vice President of Engineering at Coactive Networks, a local area networks company. Mr. Neiman also serves on the boards of directors and compensation committees of numerous private companies. Mr. Neiman received a B.A. in Philosophy from Ohio State University.

     Neal Dempsey has served as a director of Brocade since December 1996. Since May 1989, Mr. Dempsey has been a General Partner of Bay Partners, a venture capital firm. Mr. Dempsey also serves on the boards of directors and compensation committees of numerous private companies. Mr. Dempsey received a B.A. in Business from the University of Washington.

     Mark Leslie has served as a director of Brocade since January 1999. Mr. Leslie has served as the Chief Executive Officer and a member of the board of directors of VERITAS Software Corporation, a storage management software company, since February 1990. Mr. Leslie also serves on the boards of directors of VERITAS Software Corporation and Versant Object Technology, as well as on the board of directors of a private company. Mr. Leslie received a B.A. in Physics and Mathematics from New York University.

     Larry W. Sonsini has served as a director of Brocade since January 1999. Mr. Sonsini has been a partner of the law firm of Wilson Sonsini Goodrich & Rosati, P.C., since 1973 and is currently the Chairman of the Executive Committee of the firm. Mr. Sonsini serves on numerous advisory boards and committees, including the SEC's Advisory Committee on Capital Formation and Regulatory Processes, the ABA Committee on Federal Regulation of Securities and the Legal Advisory Committee to the Board of Governors, New York Stock Exchange. Mr. Sonsini serves on the boards of directors of Novell, Inc., Lattice Semiconductor Corporation and Pixar Animation Studios, as well as on the boards of directors of several private companies. Mr. Sonsini received an A.B. from the University of California, Berkeley and an L.L.B. from Boalt Hall School of Law, University of California, Berkeley.

BOARD OF DIRECTORS

     Our board of directors currently consists of six authorized members. Upon the completion of this offering, the terms of office of the board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of the stockholders to be held in
2002. The Class I directors will be                and                , the
Class II directors will be                and                and the Class III
directors will be                and                . At each annual meeting of
stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the board of directors may have the effect of delaying or preventing a change of control or management of Brocade. See "Risk
Factors -- Provisions in Our Charter Documents, Customer Agreements and Delaware Law Could Prevent or Delay a Change of Control of Our Company and May Reduce the Market Price of Our Common Stock." Each officer serves at the discretion of the board of directors. There are no family relationships among any of our directors or officers.

     Board Committees. Our board of directors currently has two committees: an Audit Committee and a Compensation Committee. The Audit Committee consists of Mr. Neiman and Mr. Dempsey. The Audit Committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by our independent auditors and reviews the accounting principles and auditing practices and procedures to be used for the financial statements of Brocade. The Compensation Committee consists of Mr. Leslie and Mr. Dempsey. The Compensation Committee makes recommendations to our board of directors regarding our stock plans and the compensation of officers and other managerial employees.

     Director Compensation. Directors currently do not receive any cash compensation from Brocade for their services as members of our board of directors, although we are authorized to pay members for attendance at meetings or a salary in addition to reimbursement for expenses in connection with attendance at meetings. Certain non-employee directors have received grants of options to purchase shares of our common stock. See "Principal Stockholders." Upon and following this offering, certain non-employee directors will receive automatic option grants under our 1999 Director Option Plan. See "-- Employee Benefit Plans -- 1999 Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee is currently or has been, at any time since the formation of Brocade, an officer or employee of Brocade. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation also allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. We have entered into indemnification agreements with each of our directors and officers that will give them additional contractual reassurances regarding the scope of indemnification and that may provide additional procedural protection. The indemnification agreements require actions such as:

     - indemnifying officers and directors against certain liabilities that may arise because of their status as officers or directors;

     - advancing expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to certain limited exceptions; or

     - obtaining directors' and officers' insurance.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Moreover, a stockholder's investment in Brocade may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal year ended October 31, 1998 concerning the compensation paid to our Chief Executive Officer, our former Chief Executive Officer and our four other most highly compensated executive officers whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive
Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                                           ANNUAL COMPENSATION      SECURITIES       OTHER
                                                          ----------------------    UNDERLYING    COMPENSATION
              NAME AND PRINCIPAL POSITION                 SALARY ($)   BONUS ($)    OPTIONS(#)       ($)(2)
              ---------------------------                 ----------   ---------   ------------   ------------
Gregory L. Reyes
  President and Chief Executive Officer(1)..............   $ 60,606     $    --     1,535,662       $   480
Bruce L. Bergman
  President and Chief Executive Officer(1)..............    225,000          --            --         1,620
Kumar Malavalli
  Vice President, Technology............................    162,840      13,027            --         1,188
Paul R. Bonderson, Jr.
  Vice President, Engineering...........................    161,927      12,375            --         1,188
Victor M. Rinkle
  Vice President, Operations............................    115,340      39,375       200,000           990
Charles W. Smith
  Vice President, Worldwide Sales.......................    118,500          --        35,000        87,306(3)

-------------------------
(1) Mr. Bergman served as our President and Chief Executive Officer until June 1998. Mr. Reyes became our President and Chief Executive Officer effective July 1998 at an annual salary of $200,000.
(2) Represents cost of term life insurance.
(3) Includes amounts earned by Mr. Smith as commissions.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information for each grant of stock options during the fiscal year ended October 31, 1998 to each of the Named Executive Officers. All of these options granted by us were granted under the 1995 Equity Incentive Plan, the 1998 Equity Incentive Plan or the 1998 Executive Equity Incentive Plan and have a term of 10 years, subject to earlier termination in the event the optionee's services to Brocade cease. See
"-- Employee Benefit Plans" for descriptions of the material terms of these options. Each of these options has been exercised in conjunction with a promissory note and a stock pledge agreement. See "Certain Transactions" for descriptions of these exercises. During the fiscal year ended October 31, 1998, we granted options to purchase a total of 3,154,912 shares of common stock under the 1995 Equity Incentive Plan, the 1998 Equity Incentive Plan and the 1998 Executive Equity Incentive Plan. Options were granted at an exercise price equal to the fair market value of our common stock, as determined in good faith by our board of directors. Our board of directors determined the fair market value based on our financial results and prospects, the share price derived for arms-length transactions, and evaluations conducted by valuation experts. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. No stock appreciation rights were granted during the fiscal year.

     Each of the options listed in the table below has been exercised, but the shares purchased are subject to repurchase by us at the original exercise price upon the optionee's cessation of service prior to vesting of such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of one year of service from the date of grant and the balance in a series of equal monthly installments over the next three years of service thereafter. In the event of a termination without cause or constructive termination other than for cause at any time during the first year following a change of control, these options will fully vest. See "-- Change of Control and Severance Arrangements."

                                                         INDIVIDUAL GRANTS
                                          ------------------------------------------------    POTENTIAL REALIZABLE
                                                       PERCENT OF                               VALUE AT ASSUMED
                                            NUMBER       TOTAL                                   ANNUAL RATES OF
                                              OF        OPTIONS                                    STOCK PRICE
                                          SECURITIES   GRANTED TO   EXERCISE                    APPRECIATION FOR
                                          UNDERLYING   EMPLOYEES    PRICE PER                      OPTION TERM
                                           OPTIONS     IN FISCAL      SHARE     EXPIRATION   -----------------------
                  NAME                     GRANTED        1998      ($/SHARE)      DATE          5%          10%
                  ----                    ----------   ----------   ---------   ----------   ----------   ----------
Gregory L. Reyes........................  1,535,662       48.7%       $2.25      10/08/08    $2,172,982   $5,506,762
Bruce L. Bergman........................         --         --           --            --            --           --
Kumar Malavalli.........................         --         --           --            --            --           --
Paul R. Bonderson, Jr...................         --         --           --            --            --           --
Victor M. Rinkle........................    200,000        6.3%        2.25      02/25/08       283,003      717,184
Charles W. Smith........................     35,000        1.1%        2.25      10/08/08        49,525      125,507

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of October 31, 1998. The value of in-the-money options is based on an assumed
offering price of $     per share and net of the option exercise price.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT OCTOBER 31,             IN-THE-MONEY
                                    SHARES                               1998(1)            OPTIONS AT OCTOBER 31, 1998
                                 ACQUIRED ON        VALUE        -----------------------    ----------------------------
             NAME                EXERCISE (#)    REALIZED ($)     VESTED      UNVESTED        VESTED         UNVESTED
             ----                ------------    ------------    --------    -----------    ----------    --------------
Gregory L. Reyes...............         --                --          --      1,535,662
Bruce L. Bergman...............         --                --          --             --
Kumar Malavalli................         --                --          --             --
Paul R. Bonderson, Jr. ........         --                --          --             --
Victor M. Rinkle...............         --                --          --        200,000
Charles W. Smith...............     25,000       $    30,000(2)   47,917        112,083

-------------------------
(1) The options are immediately exercisable for all of the option shares, but any shares purchased under those options will be subject to repurchase by us, at the original exercise price paid per share, upon the optionee's cessation of service with us, prior to the vesting of such shares. The heading "Vested" refers to shares no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of October 31, 1998.

(2) Based on $1.80 per share, the fair market value of our common stock at January 13, 1998, as determined by our board of directors, minus the exercise price.

CHANGE OF CONTROL AND SEVERANCE ARRANGEMENTS

     Options granted to certain of our officers and directors under our 1995 Equity Incentive Plan and 1998 Equity Incentive Plan will vest fully in the event that these individuals are terminated without cause or are constructively terminated at any time during the first year following a change of control of Brocade.

     Mr. Reyes's option agreement under the 1998 Equity Incentive Plan provides that if, during the first year of his employment, he is terminated other than
(1) constructively or without cause during the first year following a change of control, or (2) for cause, Mr. Reyes will vest as to 191,958 shares plus a number of shares equal to 31,993 multiplied by the number of full months of his service to us. If Mr. Reyes is terminated any time after the first year of his employment, other than (1) constructively or without cause during the first year following a change of control, or (2) for cause, Mr. Reyes will vest as to 191,958 shares in addition to any shares that have vested under the normal four-year vesting schedule contemplated by the agreement. Moreover, upon a change of control, one-half of Mr. Reyes's unvested shares vest in addition to any shares that have vested under the normal four-year vesting schedule contemplated by the agreement, and if Mr. Reyes is constructively terminated or terminated without cause during the first year following the change of control, then all of his unvested shares subject to this option will vest.

     Mr. Reyes's option agreement under the 1998 Executive Equity Incentive Plan provides that if he is terminated at any time on or after May 13, 2001, other than (1) constructively or without cause during the first year following a change of control, or (2) for cause, then in addition to any shares that have vested under the normal four-year vesting schedule contemplated by the agreement, 191,958 additional shares will vest, less the number of shares that may vest as a result of his termination under the 1998 Equity Incentive Plan as described above. In addition, upon a change of control, one-half of Mr. Reyes's unvested shares vest in addition to any shares that have vested under the normal four-year vesting schedule contemplated by the agreement, and if Mr. Reyes is constructively terminated or terminated without cause during the first year following the change of control, then, all of his unvested shares subject to this option will vest.

     In addition, pursuant to a letter agreement, if Mr. Reyes is constructively terminated or terminated without cause upon a change of control, he will receive a severance payment of one year of his base salary plus his expected bonus for the then current fiscal year under the 1999 Key Employee Incentive Program, as described below.

1999 KEY EMPLOYEE INCENTIVE PROGRAM

     We have adopted the 1999 Key Employee Incentive Program, an executive bonus program, pursuant to which selected key employees of Brocade are eligible for quarterly and annual cash bonuses based upon achieving specified individual and company-wide objectives, including revenue targets.

     For Mr. Smith, bonuses are not based on the 1999 Key Employee Incentive Program, but rather on the achievement of sales revenue and other specified sales objectives.

EMPLOYEE BENEFIT PLANS

     Upon the completion of this offering, our 1995 Equity Incentive Plan, our 1998 Equity Incentive Plan and our 1998 Executive Equity Incentive Plan will be combined and continue as our 1999 Stock Plan. No additional options will be granted under the 1995 Equity Incentive Plan, the 1998 Equity Incentive Plan or the 1998 Executive Equity Incentive Plan after the completion of this offering. However, the terms and conditions of the options granted previously under these plans will continue to govern those outstanding options. Therefore, descriptions of these plans, in addition to a description of the 1999 Stock Plan, are provided below.

     Amended 1995 Equity Incentive Plan

     Our Amended 1995 Equity Incentive Plan (the "1995 Plan") was adopted by our board of directors in August 1995 and subsequently approved by our stockholders, and has been amended from time to time. The 1995 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), to employees and for the grant of nonstatutory stock options to employees, non-employee directors and consultants. A total of 3,807,000 shares of common stock has been reserved for issuance under the 1995 Plan.

     The 1995 Plan is administered by our board of directors or a committee thereof. Subject to the provisions of the 1995 Plan, our board of directors (or committee) has the authority to select the persons to whom options are granted and determine the terms of each option, including:

     - the number of shares of common stock covered by the option;

     - when the option becomes exercisable;

     - the per share option exercise price which, in the case of incentive stock options, must be at least 100% of the fair market value of a share of common stock as of the date of grant; in the case of options granted to persons who own 10% or more of the total combined voting power of Brocade (or any parent or subsidiary of Brocade) (a "10% stockholder"), must be at least 110% of the fair market value of a share of common stock as of the date of grant, and, in the case of nonstatutory stock options, must be at least 85% of the fair market value of a share of common stock as of the date of the grant; and

     - the duration of the option (which may not exceed 10 years, or five years for incentive stock options granted to 10% stockholders).

     Generally, options granted under the 1995 Plan vest over four years, and are non-transferable other than by will or the laws of descent and distribution. In the event of certain changes in control of Brocade, the acquiring or successor corporation may assume or substitute for options outstanding under the 1995 Plan, or such options shall terminate. Certain options granted to certain of our officers provide for partial acceleration upon a change of control of Brocade. See "-- Change of Control and Severance Arrangements."

     1998 Equity Incentive Plan

     Our 1998 Equity Incentive Plan (the "1998 Plan") was adopted by our board of directors in February 1998 and subsequently approved by the stockholders. The 1998 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Code) to employees and for the grant of nonstatutory stock options to employees, non-employee directors and consultants. A total of 3,200,000 shares of common stock has been reserved for issuance under the 1998 Plan.

     The 1998 Plan is administered by our board of directors or a committee thereof. Subject to the provisions of the 1998 Plan, our board of directors (or committee) has the authority to select the persons to whom options are granted and determine the terms of each option, including:

     - the number of shares of common stock covered by the option;

     - when the option becomes exercisable;

     - the per share option exercise price which, in the case of incentive stock options, must be at least 100% of the fair market value of a share of common stock as of the date of grant; in the case of options granted to 10% stockholders, must be at least 110% of the fair market value of a share of common stock as of the date of grant; and, in the case of nonstatutory stock options, must be at least 85% of the fair market value of a share of common stock as of the date of the grant; and

     - the duration of the option (which may not exceed 10 years, or five years for incentive stock options granted to 10% stockholders).

Generally, options granted under the 1998 Plan vest over four years, and are non-transferable other than by will or the laws of descent and distribution. In the event of certain changes in control of Brocade, the acquiring or successor corporation may assume or substitute for options outstanding under the 1998 Plan, or such options shall terminate. Certain options granted to certain of our officers provide for partial acceleration upon a change of control of Brocade. See "-- Change of Control and Severance Arrangements."

     1998 Executive Equity Incentive Plan

     Our 1998 Executive Equity Incentive Plan (the "1998 Executive Plan") was adopted by our board of directors in October 1998. The 1998 Executive Plan provides for the grant of nonqualified stock options to executives. A total of 300,000 shares of common stock has been reserved for issuance under the 1998 Executive Plan.

     The 1998 Executive Plan is administered by the board of directors or a committee thereof. Subject to the provisions of the 1998 Executive Plan, the board (or committee) has the authority to select the persons to whom options are granted and determine the terms of each option, including:

     - the number of shares of common stock covered by the option;

     - when the option becomes exercisable;

     - the per share option exercise price, which must be at least 85% of the fair market value of a share of common stock as of the date of grant; and

     - the duration of the option (which may not exceed 10 years from the date an option is granted).

In the event of certain changes in control of Brocade, the acquiring or successor corporation may assume or substitute for options outstanding under the 1998 Executive Plan, or such options shall terminate. Certain options granted to officers of Brocade provide for partial acceleration upon a change in control of Brocade.

     To date, there has been only one option grant under the 1998 Executive Plan, to Mr. Reyes, for all of the options currently outstanding under the 1998 Executive Plan. Such option vests as to 31,993 shares on November 13, 2001, and as to 31,993 shares upon the expiration of each full month elapsed thereafter. Mr. Reyes's option under the 1998 Executive Plan also provides for partial or full acceleration under certain circumstances. See "-- Change of Control and Severance Arrangements."

     1999 Stock Plan

     Our 1999 Stock Plan (the "1999 Plan") was adopted by our board of directors in March 1999 and will be effective upon the completion of this offering, subject to stockholder approval. The 1999 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees. The 1999 Plan has provisions for compliance with the $1,000,000 limit set by the Internal Revenue Service.

     Initially, 7,607,000 shares of common stock will be reserved for issuance under the 1999 Plan. These shares consist of the total number of shares currently reserved under the 1995 Plan, the 1998 Plan, the 1998 Executive Plan and 300,000 newly reserved shares. An annual increase will be added on the first day of our fiscal year beginning in 1999 equal to the lesser of 5,000,000 shares, (ii) 5% of the outstanding shares on that date, or (iii) a lesser amount determined by the board of directors.

     The 1999 Plan will be administered by our board of directors or a committee thereof. Subject to the provisions of the 1999 Plan, the board (or committee) will have the authority to select the persons to whom options are granted and determine the terms of each option, including:

     - the number of shares of common stock covered by the option;

     - when the option becomes exercisable;

     - the per share option exercise price which must be at least 100% of the fair market value of a share of common stock as of the date of grant, and which, in the case of options granted to 10% stockholders, must be at least 110% of the fair market value of a share of common stock as of the date of grant; and

     - the duration of the option (which may not exceed 10 years, or five years for options granted to 10% stockholders).

     Generally, options granted under the 1999 Plan will vest over four years, and are non-transferable other than by will or the laws of descent and distribution. In the event of certain changes in control of Brocade, the acquiring or successor corporation may assume or substitute for options outstanding under the 1999 Plan, or such options shall terminate.

     1999 Employee Stock Purchase Plan

     Our 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted in March 1999 and will be effective upon the completion of this offering, subject to stockholder approval. Initially, 200,000 shares of common stock will be reserved for issuance under the Purchase Plan. An annual increase will be added on the first day of our fiscal year beginning in 2000 equal to the lesser of (1) 2,500,000 shares, (2) 2.5% of the outstanding shares on that date, or (3) a lesser amount determined by the board of directors.

     The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be administered by the board of directors or by a committee thereof. Our employees, including officers and directors of Brocade who are also employees, or any subsidiary designated by the board of directors for participation in the Purchase Plan are eligible to participate in the Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per year. The Purchase Plan will be implemented by consecutive offering periods generally six months in duration. However, the first offering period under the Purchase Plan will commence on the effective date of this offering and terminate on or before November 30. The board of directors may change the dates or duration of one or more offering periods.

     The Purchase Plan permits our eligible employees to purchase shares of common stock through payroll deductions at 85% of the lower of the fair market value of the common stock on the first day of the offering period or a specified date (the "Exercise Date"). Participants generally may not purchase shares on any Exercise Date or stock, to the extent that, immediately after the grant, the participant would own stock or options to purchase stock totaling 5% or more of the total combined voting power of all stock of Brocade, or greater than $25,000 worth of our stock in any calendar year. In addition, no more than 3,000 shares may be purchased by any participant during any offering period. In the event of a sale or merger of Brocade, the board may accelerate the Exercise Date of the current purchase period to a date prior to the change of control, or the acquiring corporation may assume or replace the outstanding purchase rights under the Purchase Plan.

     1999 Director Option Plan

     Our 1999 Director Option Plan (the "Director Plan") was adopted in March 1999 and will be effective upon the completion of this offering, subject to stockholder approval. Initially, a total of 200,000 shares of common stock will be reserved for issuance under the Director Plan. Non-employee directors are entitled to participate in the 1999 Director Option Plan. However, Mr. Leslie and Mr. Sonsini will be excluded from receiving option grants under the Director Plan for three years.

     The Director Plan provides for the automatic grant of 2,500 shares of common stock to each non-employee director on the date on which such person first becomes a non-employee director. After the first 2,500 share option is granted to the non-employee director, he or she shall automatically be granted an option to purchase 2,500 shares each quarter of each year, provided that he or she shall have served on the board for at least the preceding month. Each option shall have a term of 10 years. Each option granted under the Director Plan will be fully vested and 100% exercisable on the date of grant. The exercise price of all options shall be 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant.

     In the event of a merger, or the sale of substantially all of the assets, of Brocade and if the option is not assumed or substituted, the option will terminate unless exercised. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of Brocade, or within 12 months after such director's termination by death or disability, but not later than the expiration of the option's ten-year term.

     401(k) Plan

     Brocade provides a tax-qualified employee savings and retirement plan which covers our eligible employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current annual compensation up to the lesser of 20% or the statutorily prescribed limit, which was $10,000 in calendar year 1999, and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan is intended to qualify under Sections 401(a) and 401(k) of the Code, so that contributions by us or our employees to the 401(k) Plan, and income earned on Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions will be deductible by Brocade when made. The trustee of the 401(k) Plan invests the assets of the 401(k) Plan in the various investment options as directed by the participants.

                              CERTAIN TRANSACTIONS

     Since Brocade's inception in August 1995, there has not been nor is there currently proposed any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of Brocade or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Management," and (2) the transactions described below.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

     Common Stock. On August 25, 1995, we issued the following shares of common stock at a price of $0.10 per share to our founders, all of which were purchased with promissory notes subsequently forgiven by our board of directors on April 24, 1997.

                    PURCHASER                       SHARES OF COMMON STOCK
                    ---------                       ----------------------
Kumar Malavalli...................................         182,000
Paul R. Bonderson, Jr.............................         227,500
Seth D. Neiman....................................         113,750

     Series A Preferred Stock. On August 28, 1995, Brocade sold 1,425,000 shares of its Series A Preferred Stock for $1.00 per share. The purchasers of the Series A Preferred Stock were:

                     PURCHASER                       SHARES OF SERIES A STOCK
                     ---------                       ------------------------
Crosspoint 1993 Entrepreneurs Fund.................            43,094
Crosspoint Venture Partners 1993...................         1,381,906

     Crosspoint 1993 Entrepreneurs Fund and Crosspoint Venture Partners 1993 are affiliated entities and together are considered a greater than 5% stockholder of Brocade. Mr. Neiman, a director of Brocade, is a partner of Crosspoint 1993 Entrepreneurs Fund and Crosspoint Venture Partners 1993. Mr. Neiman disclaims beneficial ownership of the securities held by such entities, except for his proportional interest in the entities.

     Series B Preferred Stock. On June 17, 1996, Brocade sold 816,250 shares of its Series B Preferred Stock for $4.00 per share. The purchasers of the Series B Preferred Stock included, among others:

                     PURCHASER                       SHARES OF SERIES B STOCK
                     ---------                       ------------------------
Crosspoint Venture Partners 1993...................           56,250
MDV IV Entrepreneurs' Network Fund, L.P. ..........           25,000
Mohr, Davidow Ventures IV..........................          600,000
TPK Unitrust.......................................           25,000

     MDV IV Entrepreneurs' Network Fund, L.P. and Mohr, Davidow Ventures IV are affiliated entities and together are considered a greater than 5% stockholder of Brocade. Andreas V. Bechtolsheim, a greater than 5% stockholder of Brocade, is the trustee of TPK Unitrust.

     Series C Preferred Stock. On December 6, 1996, Brocade sold 3,333,333 shares of its Series C Preferred Stock for $3.00 per share. The purchasers of the Series C Preferred Stock included, among others:

                         PURCHASER                           SHARES OF SERIES C STOCK
                         ---------                           ------------------------
Bay Partners SBIC, L.P. ...................................           666,667
Andreas V. Bechtolsheim....................................         1,000,000
Crosspoint 1993 Entrepreneurs' Fund........................             8,854
Crosspoint Venture Partners 1993...........................           283,932
MDV IV Entrepreneurs' Network Fund, L.P. ..................            13,164
Mohr, Davidow Ventures IV, L.P.............................           315,959
TPK Unitrust...............................................            13,164

     Mr. Dempsey, a director of Brocade, is a general partner of Bay Partners SBIC, L.P. Mr. Dempsey disclaims beneficial ownership of the securities held by such entity, except for his proportional interest in the entities.

     Series D Preferred Stock. On September 29, 1997, November 17, 1997 and December 3, 1997, Brocade sold 3,660,900 shares of its Series D Preferred Stock for $5.78 per share. The holders of the Series D Preferred Stock include, among others:

                         PURCHASER                           SHARES OF SERIES D STOCK
                         ---------                           ------------------------
Bay Partners SBIC, L.P. ...................................          129,758
Andreas V. Bechtolsheim....................................          105,650
Crosspoint Venture Partners LS Fund 1997...................          570,821
Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Bank
  America Trust & Banking Corporation (Cayman) Limited.....           77,509
Weiss, Peck & Greer Venture Associates IV, L.P. ...........          596,453
WPG Information Sciences Entrepreneur Fund, L.P. ..........           20,762
WPG Enterprise Fund III, L.P. .............................          537,111

     Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Bank America Trust & Banking Corporation (Cayman) Limited, Weiss, Peck & Greer Venture Associates IV, L.P., WPG Information Sciences Entrepreneur Fund, L.P. and WPG Enterprise Fund III, L.P. are affiliated entities and together are considered a greater than 5% stockholder of Brocade.

     Also on September 29, 1997, in connection with our Series D Preferred Stock financing, we issued the following warrants to purchase our Series D Preferred Stock for $6.78 per share:

                                                              WARRANTS TO PURCHASE
                         PURCHASER                               SERIES D STOCK
                         ---------                            --------------------
Bay Partners SBIC, L.P. ....................................         11,418
Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Bank
  America Trust & Banking Corporation (Cayman) Limited......          7,750
Weiss, Peck & Greer Venture Associates IV, L.P. ............         59,645
WPG Information Sciences Entrepreneur Fund, L.P. ...........          2,076
WPG Enterprise Fund III, L.P. ..............................         53,711

LOANS TO CERTAIN EXECUTIVE OFFICERS

     On April 11, 1997, we loaned $30,000 to Charles W. Smith, our Vice President, Worldwide Sales, secured by a stock pledge agreement, in connection with his purchase of 100,000 shares of our common stock for $.30 per share. This note accrues interest at the rate of 6.5% per annum, compounded semi-annually, and is due on February 27, 2001. On January 13, 1998, we loaned $15,000 to Mr. Smith, secured by a stock pledge agreement, in connection with his purchase of 25,000 shares of our common stock for $.60 per share. This note accrues interest at the rate of 6.5% per annum, compounded semi-annually, and is due on January 13, 2003. On December 26, 1998, we loaned $78,750 to Mr. Smith, secured by a stock pledge agreement, in connection with his purchase of 35,000 shares of our common stock for $2.25 per share. This note accrues interest at the rate of 5% per annum, compounded semi-annually, and is due on January 15, 2003. On January 25, 1999, we loaned $78,750 to Mr. Smith, secured by a stock pledge agreement, in connection with his purchase of 35,000 shares of our common stock for $2.25 per share. This note accrues interest at the rate of 5% per annum, compounded semi-annually, and is due on December 31, 2003. The principal amounts and accrued interest on all notes remain outstanding.

     On April 11, 1997, we loaned $45,000 to B. Carl Lee, our Vice President, Finance and Chief Financial Officer, secured by a stock pledge agreement, in connection with his purchase of 150,000 shares of our common stock for $0.30 per share. This note accrues interest at the rate of 6.5% per annum, compounded semi-annually, and is due on December 2, 2001. On December 31, 1998, we loaned $112,500 to Mr. Lee, secured by a stock pledge agreement, in connection with his purchase of 50,000 shares of our common stock for $2.25 per share. This note accrues interest at the rate of 6.5% per annum, compounded semi-annually, and is due on December 31, 2003. The principal amounts and accrued interest on both notes remain outstanding.

     On January 26, 1998, we loaned $360,000 to Peter J. Tarrant, our Vice President, Marketing and Business Development, secured by a stock pledge agreement, in connection with his purchase of 200,000 shares of our common stock for $1.80 per share. This note accrues interest at the rate of 6.5% per annum, compounded semi-annually, and is due on January 26, 2003. The principal amount and accrued interest on this note remain outstanding.

     On December 8, 1998, we loaned $647,853.75 to Gregory L. Reyes, our President and Chief Executive Officer, secured by a stock pledge agreement, in connection with his purchase of 287,935 shares of our common stock for $2.25 per share. This note accrues interest at the rate of 4.47% per annum, compounded semi-annually, and is due one year after the date of this offering. Also on December 8, 1998, we loaned $2,807,385.75 to Mr. Reyes, secured by a stock pledge agreement, in connection with his purchase of 1,247,727 shares of our common stock for $2.25 per share. This note accrues interest at the rate of 4.47% per annum, compounded semi-annually, and is due one year after the date of this offering. The principal amounts and accrued interest on both notes remain outstanding.

     On December 24, 1998, we loaned $450,000 to Victor M. Rinkle, our Vice President, Operations, secured by a stock pledge agreement, in connection with his purchase of 200,000 shares of our common stock for $2.25 per share. This note accrues interest at the rate of 6.5% per annum, compounded semi-annually, and is due on December 24, 2004. The principal amount and accrued interest on this note remain outstanding.

STOCK OPTION GRANTS AND LOAN TO CERTAIN DIRECTORS

     On January 6, 1999, we granted to Mark Leslie, a director of Brocade, an option to purchase 121,856 shares of our common stock at $2.25 per share that vests over four years. On January 28, 1999, we loaned $274,176 to Mr. Leslie, secured by a stock pledge agreement, in connection with his purchase of 121,856 shares of our common stock for $2.25 per share. This note accrues interest at the rate of 4.59% per annum, compounded semi-annually, and is due on January 28, 2000. The principal amount and accrued interest on this note remain outstanding.

     On January 29, 1999, we granted to Larry W. Sonsini, a director of Brocade, a fully vested stock option to purchase 121,856 shares of our common stock for $5.00 per share. Mr. Sonsini is also a partner of Wilson Sonsini Goodrich & Rosati, P.C., a law firm, to whom we have paid legal fees in connection with this offering.

INDEMNIFICATION

     We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See
"-- Limitation of Liability and Indemnification."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial ownership of our common stock as of January 31, 1999, and as adjusted to reflect the sale of the shares of common stock in this offering by:

     - each person who is known by Brocade to beneficially own more then 5% of our common stock;

     - each of the Named Executive Officers;

     - each of our directors; and

     - all officers and directors as a group.

     Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 1901 Guadalupe Parkway, San Jose, CA 95131. The number and percentage of shares beneficially owned are based on 21,734,900 shares of common stock outstanding as of January 31, 1999, assuming conversion of all outstanding shares of preferred stock into common stock, and shares of common stock outstanding after the completion of this offering, assuming the Underwriters' over-allotment option to purchase shares of common stock is not exercised. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of January 31, 1999 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. The shares subject to options or warrants held by a person are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Brocade's common stock shown as beneficially owned by them. Percentage ownership figures after the offering do not include shares that may be purchased by each person in the offering.

                                                                                       PERCENT OF SHARES
                                                                                       BENEFICIALLY OWNED
                                                                                     ----------------------
                                                    NUMBER OF SHARES BENEFICIALLY    BEFORE THE   AFTER THE
       NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED BEFORE THE OFFERING       OFFERING    OFFERING
       ------------------------------------         -----------------------------    ----------   ---------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Gregory L. Reyes(1)...............................            1,535,662                  7.1%
Bruce L. Bergman(2)...............................              773,528                  3.6
Kumar Malavalli(3)................................              728,000                  3.3
Paul R. Bonderson, Jr.(4).........................              910,000                  4.2
Victor M. Rinkle(5)...............................              200,000                    *
Charles W. Smith(6)...............................              195,000                    *
Neal Dempsey(7)...................................              807,843                  3.7
  c/o Bay Partners Inc.
  10600 N. De Anza Blvd., Suite 100
  Cupertino, CA 95054
Mark Leslie(8)....................................              121,856                    *
Seth D. Neiman(9).................................            7,131,107                 32.8
Larry W. Sonsini(10)..............................              121,856                    *
  Wilson Sonsini Goodrich & Rosati, P.C.
  650 Page Mill Road
  Palo Alto, CA 94304

                                                                                       PERCENT OF SHARES
                                                                                       BENEFICIALLY OWNED
                                                                                     ----------------------
                                                    NUMBER OF SHARES BENEFICIALLY    BEFORE THE   AFTER THE
       NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED BEFORE THE OFFERING       OFFERING    OFFERING
       ------------------------------------         -----------------------------    ----------   ---------
5% STOCKHOLDERS
Crosspoint Venture Partners(11)...................            6,676,107                 30.7
  2925 Woodside Road
  Woodside, CA 94062
Mohr, Davidow Ventures IV(12).....................            1,579,123                  7.3
  2774 Sand Hill Road
  Building 1, Suite 240
  Menlo Park, CA 94028
Weiss, Peck & Greer(13)...........................            1,355,017                  6.2
  555 California Street,
  Suite 3130
  San Francisco, CA 94104
Andreas V. Bechtolsheim(14).......................            1,168,814                  5.4
  1140 Hamilton Avenue
  Palo Alto, CA 94301
All Executive Officers and Directors
  as a group (12 persons)(15).....................           12,924,852                 59.1

-------------------------
  *  Less than 1%

 (1) Includes 1,535,662 shares subject to a right of repurchase in favor of Brocade which lapses over time. Includes 1,500,110 shares held by Gregory Reyes and Penny Reyes as Community Property. Also includes 17,776 shares held by Gregorio Reyes, Trustee of the Rebecca Mary Reyes 1997 Trust UTA Dated August 15, 1997 and 17,776 shares held by Gregorio Reyes, Trustee of the Gregory Louis Reyes, Jr. 1996 Trust UTA Dated April 30, 1996.

 (2) All shares listed are held by The Bergman Family Trust.

 (3) Includes 106,167 shares subject to a right of repurchase in favor of Brocade which lapses over time.

 (4) All shares listed are held by The Bonderson Family Living Trust Dated June 28, 1994. Includes 132,708 shares subject to a right of repurchase in favor of Brocade which lapses over time.

 (5) Includes 150,000 shares subject to a right of repurchase in favor of Brocade which lapses over time.

 (6) Includes 139,271 shares subject to a right of repurchase in favor of Brocade which lapses over time.

 (7) Mr. Dempsey is a general partner of Bay Partners SBIC, L.P. and is a director of Brocade. Includes 796,425 shares held by Bay Partners SBIC, L.P. and 11,418 shares subject to warrants held by Bay Partners SBIC, L.P., which are exercisable within 60 days of January 31, 1999. Mr. Dempsey disclaims beneficial ownership of shares held by this entity, except to the extent of his proportional interest arising from his partnership interest in Bay Partners SBIC, L.P.

 (8) Represents 121,856 shares subject to a right to repurchase in favor of Brocade which lapses over time. Includes 8,888 shares held directly by Seth Leslie and 8,888 shares held directly by Joshua Leslie, of which Mr. Leslie disclaims beneficial ownership.

 (9) Mr. Neiman is a partner of Crosspoint Venture Partners and the Chairman of the board of directors of Brocade. Includes 25,289 shares subject to a right of repurchase in favor of Brocade which lapses over time. Includes 20,000 shares held by The Alexandra Grace Speeth Neiman 1996 Trust and 20,000 shares held by The Morgan Olivia Speeth Neiman 1996 Trust, of which

     Mr. Neiman disclaims beneficial ownership. Also includes 5,811,556 shares held by Crosspoint Venture Partners 1993, 570,821 shares held by Crosspoint Venture Partners LS Fund 1997 and 293,730 shares held by Crosspoint 1993 Entrepreneurs Fund. Mr. Neiman disclaims beneficial ownership of shares held by these entities, except for his proportional interest arising from his partnership interest in Crosspoint Venture Partners.

(10) Represents 121,856 shares issuable upon exercise of an option held by Mr. Sonsini exercisable within 60 days of January 31, 1999.

(11) Represents 5,811,556 shares held by Crosspoint Venture Partners 1993, 570,821 shares held by Crosspoint Venture Partners LS Fund 1997 and 293,730 shares held by Crosspoint 1993 Entrepreneurs Fund.

(12) Represents 1,515,959 shares held by Mohr, Davidow Ventures IV and 63,164 shares held by MDV IV Entrepreneurs' Network Fund, L.P.

(13) Includes 596,453 shares held by Weiss, Peck & Greer Venture Associates IV, L.P., 537,111 shares held by WPG Enterprise Fund III, L.P., 85,259 shares held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Bank America Trust & Banking Corporation (Cayman) Limited and 20,762 shares held by WPG Information Sciences Entrepreneur Fund, L.P. Also includes 59,645 shares subject to warrants held by Weiss, Peck & Greer Venture Associates IV, L.P., 53,711 shares subject to warrants held by WPG Enterprise Fund III, L.P., 7,750 shares subject to warrants held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Bank America Trust & Banking Corporation (Cayman) Limited and 2,076 shares subject to warrants held by WPG Information Sciences Entrepreneur Fund, L.P., each of which is exercisable within 60 days of January 31, 1999.

(14) Includes 63,164 shares held by TPK Unitrust, of which Mr. Bechtolsheim is the trustee.

(15) Includes 20,762 shares subject to a right of repurchase in favor of Brocade which lapses over time. Also includes 11,418 shares subject to a warrant and 121,856 shares subject to an option, each of which is exercisable within 60 days of January 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Upon consummation of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. The following is a summary of the material provisions of the common stock and the preferred stock contained in Brocade's certificate of incorporation and bylaws.

COMMON STOCK

     As of January 31, 1999, there were 7,408,167 shares of common stock outstanding held of record by 112 stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled the following rights:

     - to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine;

     - one vote for each share held on all matters submitted to a vote of stockholders; and

     - upon liquidation, dissolution or winding-up of Brocade, to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

     Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The board of directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

     The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of Brocade. We have no current plans to issue any shares of preferred stock.

WARRANTS

     In December 1995, we issued a warrant to an equipment lease financing company to purchase 35,444 shares of our Series A Preferred Stock with an exercise price of $1.00 per share, in consideration for equipment leases and a loan. In October 1996, we issued a warrant to the same equipment lease financing company to purchase 15,753 shares of our Series A Preferred Stock with an exercise price of $4.50 per share, also in consideration for equipment leases and a loan. In September 1996, we issued a warrant to the same equipment lease financing company to purchase 17,500 shares of our Series B Preferred Stock at an exercise price of $4.00 per share. These warrants will remain outstanding after the completion of this offering and will become exercisable for our common stock.

     In August 1996, we issued a warrant to a real property lessor to purchase 3,000 shares of our Series C Preferred Stock with an exercise price of $3.00 per share. This warrant will remain outstanding after the completion of this offering and will become exercisable for our common stock.

     In April 1997, we issued a warrant to a sublessor of real property to purchase 20,000 shares of our Series C Preferred Stock with an exercise price of $3.00 per share. This warrant will remain outstanding after the completion of this offering and will become exercisable for our common stock.

     In May 1997, we issued a warrant to a bank to purchase 25,000 shares of our Series C Preferred Stock with an exercise price of $3.00 per share. This warrant will remain outstanding after the completion of this offering and will become exercisable for our common stock.

     In September 1997, we issued warrants to certain investors in our Series D Preferred Stock financing to purchase that number of shares equal to 10% of the number of shares purchased by each respective investor in the financing, for a total of 296,881 shares, at an exercise price of $6.78 per share. These warrants terminate upon our initial public offering, and will all be exercised prior to the effective date.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     After this offering, the holders of approximately 14,623,614 shares of common stock and warrants to acquire 264,788 shares of common stock will be entitled to rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. Additionally, certain of such holders are also entitled to certain demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our best efforts to effect such registration. Moreover, holders may require us to file an unlimited number of additional registration statements on Form S-3 at our expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within six months following an offering of our securities, including the offering made here. In addition, the holders of registration rights have agreed not to exercise such rights for at least 180 days after the offering without the prior written consent of Morgan Stanley & Co. Incorporated.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND
BYLAWS

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of Brocade by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Brocade to first negotiate with us. We believe that the benefits of increased protection of Brocade's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Brocade outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

     We are subject to section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

     - prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of the offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66 2/3% of the voting power of all outstanding stock. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Brocade.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Norwest Bank Minnesota, N.A. Its address is 161 North Concord Exchange, South St. Paul, Minnesota 55075-0738, and its telephone number at this location is (651) 450-4189.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

     Upon completion of this offering, we will have outstanding           shares
of common stock, assuming the issuance of           shares of common stock
offered hereby and no exercise of options after                . Of these
shares, the           shares sold in the offering will be freely tradable
without restriction or further registration under the Securities Act, provided, however, that if shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.

     The remaining          shares of common stock held by existing stockholders
were issued and sold by us in reliance on exemptions from the registration
requirements of the Securities Act. Of these shares,          shares will be
subject to "lock-up" agreements described below on the effective date of the
offering. On the effective date of the offering,          shares not subject to
the lock-up agreements described below will be eligible for sale pursuant to Rule 144(k). Upon expiration of the lock-up agreements 180 days after the
effective date of the offering,          shares will become eligible for sale,
subject in most cases to the limitations of Rule 144. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.

DAYS AFTER DATE OF      APPROXIMATE SHARES
 THIS PROSPECTUS     ELIGIBLE FOR FUTURE SALE                         COMMENT
------------------   ------------------------                         -------
On Effectiveness                                Shares sold in the offering
90 Days                                         Shares saleable under Rule 144
180 Days                                        Lock-up released; shares salable under Rules 144 and
                                                  701

     As of January 31, 1999, there were a total of 984,190 shares of common stock subject to outstanding options under our 1995 Equity Incentive Plan, 87,068 of which were vested. As of January 31, 1999, there were a total of 1,098,281 shares of common stock subject to outstanding options under our 1998 Equity Incentive Plan, 130,515 of which were vested. As of January 31, 1999, no shares of common stock were subject to outstanding options under our 1998 Executive Equity Incentive Plan. However, all of these shares are subject to lock-up agreements. Immediately after the completion of the offering, Brocade intends to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1999 Stock Plan, 1999 Director Option Plan and 1999 Employee Stock Purchase Plan. On the date 180 days after the effective date of the
offering, a total of           shares of common stock subject to outstanding
options will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to the 1999 Stock Plan, 1999 Director Option Plan and 1999 Employee Stock Purchase Plan generally would be available for resale in the public market.

     Our officers, directors and stockholders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of the offering. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately                      shares immediately after this
       offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of Brocade's "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701, any Brocade employee, director, officer, consultant or advisor who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

     The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, are acting as representatives, have severally agreed to purchase, and Brocade has agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Morgan Stanley & Co. Incorporated...........................
BT Alex. Brown Incorporated.................................
Dain Rauscher Wessels, a division of Dain Rauscher
  Incorporated..............................................
                                                               ------
  Total.....................................................
                                                               ======

     The underwriters are offering the shares subject to their acceptance of the shares from Brocade and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $               a share under the public offering
price. Any underwriter may allow, and the dealers may reallow, a concession not
in excess of $               a share to other underwriters or to certain other
dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     Brocade has granted to the underwriters an option, exercisable for 30 days
from the date of this prospectus, to purchase up to                additional
shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by the prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to each underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table.

     At the request of Brocade, the underwriters have reserved up to five percent of the shares of common stock to be issued by Brocade and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Brocade. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     Each of Brocade and the officers, directors and stockholders of Brocade has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, or otherwise during the period ending 180 days after the date of this prospectus, it will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to (1) the sale of any shares to the underwriters pursuant to the underwriting agreement, or (2) transactions relating to shares of common stock or other securities acquired in open market transactions after the date of this prospectus.

     The underwriters have informed Brocade that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Approval of the common stock has been sought for quotation on the Nasdaq National Market under the symbol "BRCD."

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     Brocade and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the shares of common stock. Consequently, the initial public offering price for the shares of common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be our record of operations, our current financial position and future prospects, the experience of our management, the economics of the SAN industry in general, the general condition of the equity securities markets, sales, earnings and certain other financial and operating information of Brocade in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of Brocade. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Larry
W. Sonsini, a director of Brocade and a partner of Wilson Sonsini Goodrich & Rosati, beneficially owns 121,856 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gray Cary Ware & Freidenrich LLP.

                                    EXPERTS

     The financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

             CHANGE IN INDEPENDENT ACCOUNTANTS AND FISCAL YEAR END

     Effective October 1997, Arthur Andersen LLP was engaged as our independent accountants and replaced PricewaterhouseCoopers LLP who was dismissed as our independent accountants. Also at that time, we changed our fiscal year from December 31 to October 31. The decision to change independent accountants was approved by our board of directors. Prior to October 1997, PricewaterhouseCoopers LLP issued a report on the periods from inception through December 31, 1996. This report contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audit for the periods ended December 31, 1996, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such periods. PricewaterhouseCoopers LLP has not audited or reported on any of the financial statements or information included in this prospectus. Prior to October 1997, we had not consulted with Arthur Andersen LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to Brocade and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     Upon completion of this offering, Brocade will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Redeemable Convertible Preferred Stock and
  Shareholders' Equity (Deficit)............................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

     After the reincorporation discussed in Note 10 to Brocade Communications Systems, Inc. financial statements, we expect to be in a position to render the following audit report:

                                      ARTHUR ANDERSEN LLP
San Jose, California
November 24, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Brocade Communications Systems, Inc.:

     We have audited the accompanying balance sheets of Brocade Communications Systems, Inc. (a California corporation) as of October 31, 1998 and 1997 and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit) and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brocade Communications Systems, Inc. as of October 31, 1998 and 1997 and the results of its operations and its cashflows for each of the three years in the period ended October 31, 1998 in conformity with generally accepted accounting principles.

San Jose, California
November 24, 1998
(except with respect to the matters
discussed in Note 10, as to which the
date is March   , 1999)

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                    JANUARY 31,
                                                                                                       1999
                                                                  OCTOBER 31,                        PRO FORMA
                                                              -------------------   JANUARY 31,    SHAREHOLDERS'
                                                                1997       1998        1999       EQUITY (NOTE 6)
                                                              --------   --------   -----------   ---------------
                                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,552   $ 10,420    $ 10,137
  Short-term investments....................................    15,920         --          --
  Accounts receivable, net of allowance for doubtful
    accounts of $100, $285 and $260, respectively...........     2,646      3,430       6,028
  Inventories...............................................       471      1,744       2,528
  Prepaid expenses and other current assets.................       342        220         491
                                                              --------   --------    --------
Total current assets........................................    21,931     15,814      19,184
Property and equipment, net.................................     3,922      5,323       5,248
Other assets................................................       247        164         144
                                                              --------   --------    --------
                                                              $ 26,100   $ 21,301    $ 24,576
                                                              ========   ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Borrowings under line of credit...........................  $    500   $  1,672    $  1,700
  Current portion of debt...................................       367      1,231       1,231
  Current portion of capital lease obligations..............       679        784         713
  Accounts payable..........................................     3,292      3,247       4,863
  Accrued liabilities.......................................     1,759      3,604       6,177
                                                              --------   --------    --------
         Total current liabilities..........................     6,597     10,538      14,684
                                                              --------   --------    --------
Long-term liabilities:
  Long-term portion of debt.................................       694      1,731       1,443
  Long-term portion of capital lease obligations............     1,260        478         365
  Commitments and contingencies (Note 4)
  Redeemable convertible preferred stock, no par value,
    aggregate liquidation preference of $35,850:
    Authorized -- 9,791,280 shares at January 31, 1999 and
      pro forma
    Issued and outstanding (Series A, B, C and
      D) -- 8,370,431 shares at October 31, 1997; and
      9,235,483 shares at October 31, 1998 and January 31,
      1999; no shares issued and outstanding pro forma......    30,359     35,261      35,261
  Warrants to purchase redeemable convertible preferred
    stock...................................................       648        648         648
                                                              --------   --------    --------
         Total long term liabilities........................    32,961     38,118      37,717
                                                              --------   --------    --------
Shareholders' equity (deficit):
  Common stock, no par value:
    Authorized -- 30,000,000 shares at January 31, 1999 and
      pro forma
    Issued and outstanding -- 4,913,383 shares at October
      31, 1997; 5,194,765 shares at October 31, 1998;
      7,408,167 shares at January 31, 1999; and 22,031,781
      shares outstanding pro forma..........................       424      2,225      10,309        $ 47,907
Deferred compensation.......................................       (88)      (300)     (2,566)         (2,566)
Notes receivable from shareholders..........................       (75)      (450)     (4,899)         (4,899)
Accumulated deficit.........................................   (13,719)   (28,830)    (30,669)        (30,669)
                                                              --------   --------    --------        --------
         Total shareholders' equity (deficit)...............   (13,458)   (27,355)    (27,825)       $  9,773
                                                              --------   --------    --------        --------
                                                              $ 26,100   $ 21,301    $ 24,576
                                                              ========   ========    ========

See accompanying notes.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               THREE MONTHS
                                                                                   ENDED
                                                 YEAR ENDED OCTOBER 31,         JANUARY 31,
                                              ----------------------------   -----------------
                                               1996      1997       1998      1998      1999
                                              -------   -------   --------   -------   -------
                                                                                (UNAUDITED)
Revenues:
Product revenue.............................  $    --   $ 8,482   $ 22,414   $ 7,824   $ 6,429
License revenue.............................       --        --      1,832        26     1,578
                                              -------   -------   --------   -------   -------
     Total revenues.........................       --     8,482     24,246     7,850     8,007
Cost of revenues............................       --     6,682     15,759     4,697     3,321
                                              -------   -------   --------   -------   -------
     Gross profit...........................       --     1,800      8,487     3,153     4,686
                                              -------   -------   --------   -------   -------
Operating expenses:
General and administrative..................      575     1,464      3,813       639       741
Sales and marketing.........................      152     2,112      5,154     1,074     1,729
Research and development....................    3,091     7,666     14,744     2,838     2,905
Amortization of deferred compensation.......       --        --          7        --     1,157
                                              -------   -------   --------   -------   -------
     Total operating expenses...............    3,818    11,242     23,718     4,551     6,532
                                              -------   -------   --------   -------   -------
Loss from operations........................   (3,818)   (9,442)   (15,231)   (1,398)   (1,846)
Other income (expense)......................     (116)     (177)       120        43         7
                                              -------   -------   --------   -------   -------
Net loss....................................  $(3,934)  $(9,619)  $(15,111)  $(1,355)  $(1,839)
                                              =======   =======   ========   =======   =======
Basic net loss per share....................  $ (9.50)  $ (4.82)  $  (4.44)  $  (.53)  $  (.42)
                                              =======   =======   ========   =======   =======
Shares used in computing basic net loss per
  share.....................................      414     1,997      3,400     2,570     4,349
                                              =======   =======   ========   =======   =======

Pro forma basic net loss per share
  (unaudited)...............................                      $   (.84)            $  (.10)
                                                                  ========             =======
Shares used in computing pro forma basic net
  loss per share (unaudited)................                        17,915              18,973
                                                                  ========             =======

See accompanying notes.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

            STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                           REDEEMABLE CONVERTIBLE                                           NOTES
                                               PREFERRED STOCK           COMMON STOCK       DEFERRED      RECEIVABLE
                                         ---------------------------   ----------------      STOCK           FROM       ACCUMULATED
                                         SHARES   AMOUNT    WARRANTS   SHARES   AMOUNT    COMPENSATION   SHAREHOLDERS     DEFICIT
                                         ------   -------   --------   ------   -------   ------------   ------------   -----------
Balances at October 31, 1995...........  1,425    $ 1,411       --     2,093    $    52     $    --        $   (52)      $   (166)
Issuance of warrants related to
  leases...............................     --         --      188        --         --          --             --             --
Exercise of options....................     --         --       --     1,562         48          --             --             --
Issuance of Series B Redeemable
  Convertible Preferred Stock, net of
  issuance costs of $63................    816      3,202       --        --         --          --             --             --
Forgiveness of notes receivable from
  founders.............................     --         --       --        --         --          --             52             --
Stock in exchange for services.........     --         --       --        66         13          --             --             --
Issuance of common stock to officer....     --         --       --       773        151        (132)            --             --
Deferred compensation..................     --         --       --        --         --          11             --             --
Net loss...............................     --         --       --        --         --          --             --         (3,934)
                                         -----    -------     ----     -----    -------     -------        -------       --------
Balances at October 31, 1996...........  2,241      4,613      188     4,494        264        (121)            --         (4,100)
Exercise of options....................     --         --       --       384         90          --             --             --
Issuance of stock for notes receivable
  from shareholders....................     --         --       --       250         75          --            (75)            --
Repurchase of common stock.............     --         --       --      (215)        (5)         --             --             --
Issuance of Series C Redeemable
  Convertible Preferred Stock, net of
  issuance costs of $49................  3,333      9,952       --        --         --          --             --             --
Issuance of Series D Redeemable
  Convertible Preferred Stock, net of
  issuance costs of $42................  2,796     15,794       --        --         --          --             --             --
Issuance of warrants related to leases
  and notes payable....................     --         --      135        --         --          --             --             --
Issuance of warrants...................     --         --      325        --         --          --             --             --
Deferred compensation..................     --         --       --        --         --          33             --             --
Net loss...............................     --         --       --        --         --          --             --         (9,619)
                                         -----    -------     ----     -----    -------     -------        -------       --------
Balances at October 31, 1997...........  8,370     30,359      648     4,913        424         (88)           (75)       (13,719)
Exercise of options....................     --         --       --       201         55          --             --             --
Compensation charges...................     --         --       --        --      1,067          88             --             --
Deferred compensation..................     --         --       --        --        307        (307)            --             --
Amortization of deferred
  compensation.........................     --         --       --        --         --           7             --             --
Issuance of Series D Redeemable
  Convertible Preferred Stock, net of
  issuance costs of $98................    865      4,902       --        --         --          --             --             --
Issuance of stock for notes receivable
  from shareholders....................     --         --       --       225        375          --           (375)            --
Stock in exchange for services.........     --         --       --        18         41          --             --             --
Repurchase of common stock.............     --         --       --      (162)       (44)         --             --             --
Net loss...............................     --         --       --        --         --          --             --        (15,111)
                                         -----    -------     ----     -----    -------     -------        -------       --------
Balances at October 31, 1998...........  9,235     35,261      648     5,195      2,225        (300)          (450)       (28,830)
Exercise of options (unaudited)........     --         --       --       236        135          --             --             --
Issuance of stock for notes receivable
  from shareholders (unaudited)........     --         --       --     1,977      4,449          --         (4,449)            --
Compensation charges (unaudited).......     --         --       --        --         77          --             --             --
Deferred compensation (unaudited)......     --         --       --        --      3,423      (3,423)            --             --
Amortization of deferred compensation
  (unaudited)..........................     --         --       --        --         --       1,157             --             --
Net loss (unaudited)...................     --         --       --        --         --          --             --         (1,839)
                                         -----    -------     ----     -----    -------     -------        -------       --------
Balances at January 31, 1999
  (unaudited)..........................  9,235    $35,261     $648     7,408    $10,309     $(2,566)       $(4,899)      $(30,669)
                                         =====    =======     ====     =====    =======     =======        =======       ========

                                            TOTAL
                                         SHAREHOLDERS
                                            EQUITY
                                          (DEFICIT)
                                         ------------
Balances at October 31, 1995...........    $   (166)
Issuance of warrants related to
  leases...............................          --
Exercise of options....................          48
Issuance of Series B Redeemable
  Convertible Preferred Stock, net of
  issuance costs of $63................          --
Forgiveness of notes receivable from
  founders.............................          52
Stock in exchange for services.........          13
Issuance of common stock to officer....          19
Deferred compensation..................          11
Net loss...............................      (3,934)
                                           --------
Balances at October 31, 1996...........      (3,957)
Exercise of options....................          90
Issuance of stock for notes receivable
  from shareholders....................          --
Repurchase of common stock.............          (5)
Issuance of Series C Redeemable
  Convertible Preferred Stock, net of
  issuance costs of $49................          --
Issuance of Series D Redeemable
  Convertible Preferred Stock, net of
  issuance costs of $42................          --
Issuance of warrants related to leases
  and notes payable....................          --
Issuance of warrants...................          --
Deferred compensation..................          33
Net loss...............................      (9,619)
                                           --------
Balances at October 31, 1997...........     (13,458)
Exercise of options....................          55
Compensation charges...................       1,155
Deferred compensation..................          --
Amortization of deferred
  compensation.........................           7
Issuance of Series D Redeemable
  Convertible Preferred Stock, net of
  issuance costs of $98................          --
Issuance of stock for notes receivable
  from shareholders....................          --
Stock in exchange for services.........          41
Repurchase of common stock.............         (44)
Net loss...............................     (15,111)
                                           --------
Balances at October 31, 1998...........     (27,355)
Exercise of options (unaudited)........         135
Issuance of stock for notes receivable
  from shareholders (unaudited)........          --
Compensation charges (unaudited).......          77
Deferred compensation (unaudited)......          --
Amortization of deferred compensation
  (unaudited)..........................       1,157
Net loss (unaudited)...................      (1,839)
                                           --------
Balances at January 31, 1999
  (unaudited)..........................    $(27,825)
                                           ========

See accompanying notes.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                                 YEAR ENDED OCTOBER 31,          JANUARY 31,
                                                              -----------------------------   -----------------
                                                               1996       1997       1998      1998      1999
                                                              -------   --------   --------   -------   -------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(3,934)  $ (9,619)  $(15,111)  $(1,355)  $(1,839)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      246      1,020      2,374       494       427
  Loss on disposition of equipment..........................       --         73         --        --        --
  Noncash compensation expense..............................       11         33      1,202        71     1,234
  Forgiveness of founders' notes receivable.................       52         --         --        --        --
  Changes in assets and liabilities
    Accounts receivable.....................................       --     (2,646)      (784)      587    (2,598)
    Inventories.............................................       --       (471)    (1,273)     (993)      894
    Prepaid expenses and other assets.......................      (40)      (140)       205       (51)   (1,929)
    Accounts payable........................................       12      3,023        (45)      (46)    1,616
    Accrued liabilities.....................................      260      1,452      1,845       340     2,573
                                                              -------   --------   --------   -------   -------
      Net cash provided by (used in) operating activities...   (3,393)    (7,275)   (11,587)     (953)      378
                                                              -------   --------   --------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (1,518)    (3,423)    (3,775)   (1,624)     (352)
  Proceeds from disposition (purchases) of short-term
    investments.............................................       --    (15,920)    15,920    15,920        --
                                                              -------   --------   --------   -------   -------
      Net cash provided by (used in) investing activities...   (1,518)   (19,343)    12,145    14,296      (352)
                                                              -------   --------   --------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Line of credit borrowings.................................       --        500      1,672        --        28
  Line of credit repayments.................................       --         --       (500)       --        --
  Payments on capitalized lease obligations.................     (155)      (504)      (677)     (169)     (184)
  Proceeds from capital lease financing.....................    1,340      1,258         --        --        --
  Proceeds from notes payable...............................       --      1,091      2,594        --        --
  Repayments of notes payable...............................       --        (30)      (693)      (92)     (288)
  Proceeds from issuance of redeemable convertible preferred
    stock and warrants......................................    3,202     26,070      4,902     4,911        --
  Proceeds from issuance of common stock....................       56         90         56        12       135
  Repurchase of common shares...............................       --         (5)       (44)       --        --
                                                              -------   --------   --------   -------   -------
      Net cash provided by (used in) financing activities...    4,443     28,470      7,310     4,662      (309)
                                                              -------   --------   --------   -------   -------
Net increase (decrease) in cash and cash equivalents........     (468)     1,852      7,868    18,005      (283)
Cash and cash equivalents, beginning of period..............    1,168        700      2,552     2,552    10,420
                                                              -------   --------   --------   -------   -------
Cash and cash equivalents, end of period....................  $   700   $  2,552   $ 10,420   $20,557   $10,137
                                                              =======   ========   ========   =======   =======
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $   109   $    351   $    557   $   112   $   136
                                                              =======   ========   ========   =======   =======

See accompanying notes.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS OF BROCADE

     Brocade Communications Systems, Inc. (Brocade) was incorporated on August 24, 1995 and provides network switches for deployment in storage area networks
(SANs). Brocade's primary product line, SilkWorm(R), operates at gigabit speeds and is based on the Fibre Channel protocol. A SAN provides a networking environment for connecting a data center's servers and storage systems.

     During fiscal 1997 and 1998, Brocade sold its products and services to original equipment manufacturers located in the United States. Brocade is subject to a number of business risks including, but not limited to, ability to obtain adequate financing to support growth, dependence on key individuals, key suppliers of integral component parts, competition from substitute products and larger companies and the need for the continued successful development, manufacturing, marketing and selling of its SAN switching products.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Data

     The unaudited interim financial statements for the three months ended January 31, 1999 and 1998 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-term Investments

     For purposes of the statements of cash flows, cash and cash equivalents consist of investments with original maturities of less than three months, primarily commercial paper.

     During 1997, Brocade classified its short-term investments as held-to-maturity and carried them at amortized cost. At October 31, 1997, the fair value of Brocade's investments approximated amortized cost and, as such, unrealized holding gains and losses were insignificant. The fair value of Brocade's investments was determined based on quoted market prices at the reporting date for those instruments.

Concentrations of Credit Risk

     Financial instruments that potentially subject Brocade to a concentration of credit risk principally consist of accounts receivable. Brocade generally does not require collateral on accounts receivable, as the majority of Brocade's customers are large, well established companies. Brocade provides reserves for credit losses and product sales returns.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     At October 31, 1997 and 1998 and January 31, 1999, approximately 99%, 76% and 53%, respectively, of accounts receivable was concentrated with four customers, as follows:

                                                        OCTOBER 31,
                                                        ------------    JANUARY 31,
                                                        1997    1998       1999
                                                        ----    ----    -----------
                                                                        (UNAUDITED)
Customer A............................................   83%     45%        21%
Customer B............................................    1%     11%         5%
Customer C............................................   15%     20%         4%
Customer D............................................   --      --         23%

Inventories

     Inventories are stated at the lower of cost or market, using the first in, first out method. Inventory costs include material, labor and overhead. Inventories consisted of the following, (in thousands):

                                                      OCTOBER 31,
                                                     --------------    JANUARY 31,
                                                     1997     1998        1999
                                                     ----    ------    -----------
                                                                       (UNAUDITED)
Raw materials......................................  $158    $1,203      $  238
Work-in-process....................................    75         6          10
Finished goods.....................................   238       535       2,280
                                                     ----    ------      ------
                                                     $471    $1,744      $2,528
                                                     ====    ======      ======

Property and Equipment

     Property and equipment are stated at cost. Depreciation for all property and equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three to four years. Leasehold improvements are depreciated over the shorter of their useful lives or the term of the lease. Property and equipment consisted of the following, (in thousands):

                                                             OCTOBER 31,
                                                          ------------------    JANUARY 31,
                                                           1997       1998         1999
                                                          -------    -------    -----------
                                                                                (UNAUDITED)
Computers and equipment.................................  $ 4,617    $ 8,186      $ 8,514
Leasehold improvements..................................      196        345          369
Furniture and fixtures..................................      377        434          434
Less: Accumulated depreciation and amortization.........   (1,268)    (3,642)      (4,069)
                                                          -------    -------      -------
                                                          $ 3,922    $ 5,323      $ 5,248
                                                          =======    =======      =======

     Included in property and equipment are assets acquired under capital lease obligations with a cost and related accumulated amortization of approximately $2.6 million and $2.0 million, respectively, at January 31, 1999, and approximately $2.6 million and $1.8 million, respectively, at October 31, 1998.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Software Development Costs

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," Brocade capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities. For the years ended October 31, 1997 and October 31, 1998, and the three-month periods ended January 31, 1998 and 1999, the amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not material and, accordingly, all software development costs have been charged to research and development expense in the accompanying statements of operations.

Accrued Liabilities

     Accrued liabilities consisted of the following, (in thousands):

                                                      OCTOBER 31,
                                                    ----------------    JANUARY 31,
                                                     1997      1998        1999
                                                    ------    ------    -----------
                                                                        (UNAUDITED)
Accrued warranty..................................  $  750    $1,350      $1,220
Payroll, bonus, vacation..........................     474       628         930
Deferred revenue..................................     293       543       3,391
Accrued restructuring (see Note 5)................      --       421          77
Sales tax.........................................      --       125          14
Other.............................................     242       537         545
                                                    ------    ------      ------
                                                    $1,759    $3,604      $6,177
                                                    ======    ======      ======

Stock-Based Compensation

     The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), in October 1995. This accounting standard permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") to account for stock-based compensation arrangements. Companies that elect to employ the valuation method provided in APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method. Brocade has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25, and accordingly, it has included the pro forma disclosures required under SFAS No. 123 in Note 7.

Revenue Recognition

     Product revenue is generally recognized when products are shipped, with the exception of shipments to some customers where product returns cannot be reasonably estimated or significant support services are required to successfully launch the customer's product. Allowances for warranty costs, credit losses and estimated future returns are provided for upon shipment. License revenue is recognized when

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) collection is reasonably assured. Deferred revenues for the quarter ended January 31, 1999 were approximately $3.4 million.

     During fiscal 1997 and 1998, and the three month periods ended January 31, 1998 and 1999, approximately 91%, 89%, 98% and 76%, respectively, of Brocade's total revenues were derived from sales of its SilkWorm(R) product. The percentage of sales to significant customers is as follows:

                                                   YEAR ENDED
                                                   OCTOBER 31,
                                                   -----------   THREE MONTHS ENDED JANUARY 31,
                                                   1997   1998        1998             1999
                                                   ----   ----   --------------   --------------
                                                                           (UNAUDITED)
Customer A.......................................   67%    72%         92%              37%
Customer B.......................................   27%    11%          3%              33%

Computation of Basic Net Loss Per Share and Pro Forma Basic Net Loss Per Share

     Basic net loss per common share and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," ("SFAS No. 128") for all periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if such stock had been outstanding for all periods presented. To date, Brocade has not had any issuances or grants for nominal consideration.

     In accordance with SFAS No. 128, basic net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic pro forma net loss per common share, as presented in the statements of operations, has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                                    THREE MONTHS ENDED
                                                   YEAR ENDED OCTOBER 31,        -------------------------
                                              --------------------------------   JANUARY 31,   JANUARY 31,
                                               1996        1997         1998        1998          1999
                                              -------   -----------   --------   -----------   -----------
                                                                                        (UNAUDITED)
Net loss....................................  $(3,934)    $(9,619)    $(15,111)    $(1,355)      $(1,839)
                                              -------     -------     --------     -------       -------
Basic and diluted:
Weighted average shares of common stock
  outstanding...............................    3,169       4,594        5,174       4,973         6,189
Less: Weighted average shares subject to
  repurchase................................   (2,755)     (2,597)      (1,774)     (2,403)       (1,840)
                                              -------     -------     --------     -------       -------
Weighted average shares used in computing
  basic and diluted net loss per common
  share.....................................      414       1,997        3,400       2,570         4,349
                                              =======     =======     ========     =======       =======
Basic and diluted net loss per common
  share.....................................  $ (9.50)    $ (4.82)    $  (4.44)    $  (.53)      $  (.42)
                                              =======     =======     ========     =======       =======
Pro forma:
  Net loss..................................                          $(15,111)                  $(1,839)
                                                                      ========                   =======
  Shares used above.........................                             3,400                     4,349
  Pro forma adjustment to reflect weighted
     effect of assumed conversion of
     convertible preferred stock
     (unaudited)............................                            14,218                    14,327
                                                                      --------                   -------
  Pro forma adjustment to reflect assumed
     exercise and conversion of preferred
     stock warrants to purchase 296,881
     common shares at an exercise price of
     $6.78 per share (unaudited)............                               297                       297
                                                                      --------                   -------
  Shares used in computing pro forma basic
     and diluted net loss per common share
     (unaudited)............................                            17,915                    18,973
                                                                      ========                   =======
  Pro forma basic and diluted net loss per
     common share (unaudited)...............                          $   (.84)                  $  (.10)
                                                                      ========                   =======

     Brocade has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per common share were 10,895,629, 17,561,773, 19,506,313, 18,370,231, and 19,582,674 for the years ended October 31, 1996, 1997 and 1998 and the three months ended January 31, 1998 and 1999, respectively. See Notes 6 and 7 for further information on these securities.

Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," ("SFAS No. 130"). SFAS No. 130 was adopted by Brocade beginning on November 1, 1997. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions. Comprehensive loss for each of the three years

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ended October 31, 1998 and the three month periods ended January 31, 1998 and 1999 approximated net loss.

     In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." ("SFAS No. 131"). SFAS No. 131 was adopted by Brocade beginning on November 1, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Brocade is organized and operates as one operating segment, the design, development manufacturing, marketing and selling of SAN security products. Service revenues to date have not been significant. Brocade operates in one geographic area, the United States. Major customers are discussed above.

     In March 1998, the AICPA issued SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," ("SOP No. 98-1"). SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. Brocade adopted SOP 98-1 beginning on November 1, 1998. The adoption did not have a material impact on Brocade's financial position or results of operations.

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," ("SOP 98-9"). SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Brocade has not had significant software sales to date and management does not expect the adoption of SOP 98-9 to have a significant effect on our financial condition or results of operations.

3.  LINE OF CREDIT AND DEBT

     In June 1997, Brocade entered into a revolving line of credit agreement with a bank under which it can borrow up to $4,000,000. The line of credit bears interest at the bank's prime rate (7.8% at January 31, 1999) and expires in August 1999. At January 31, 1999 there were borrowings of $1,700,000 outstanding under the line of credit agreement. The line of credit agreement is secured by accounts receivable and inventory and contains certain financial covenants measured on a monthly basis.

     As of January 31, 1999, Brocade had borrowed $2,674,000 from the same bank under an equipment loan agreement. The equipment loan agreement provides for borrowings of up to $5,000,000. Borrowings are secured by the related capital equipment, bear interest at the bank's prime rate plus 1.0% (8.8% at January 31, 1999) and are payable through June 30, 2002. As of January 31, 1999, principal payments of approximately $587,000, $783,000, $783,000 and $521,000, respectively, were due in fiscal years ending October 31, 1999, 2000, 2001 and 2002.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

3.  LINE OF CREDIT AND DEBT (CONTINUED)
     Notes payable as of October 31, 1997 and 1998 and the three-month period ended January 31, 1999 consisted of the following, (in thousands):

                                                                OCTOBER 31,
                                                              ---------------   JANUARY 31,
                                                               1997     1998       1999
                                                              ------   ------   -----------
                                                                                (UNAUDITED)
Note payable to bank........................................  $1,061   $2,962     $2,674
Less: Current portion.......................................     367    1,231      1,231
                                                              ------   ------     ------
Long-term portion...........................................  $  694   $1,731     $1,443
                                                              ======   ======     ======

4.  COMMITMENTS AND CONTINGENCIES

     Brocade leases its facilities under operating lease agreements expiring through November 2000. The leases require that Brocade pay all costs of maintenance, utilities, insurance and taxes. Rent expense for the years ended October 31, 1996, 1997 and 1998, and the three-month period ended January 31, 1999 was $110,509, $495,475, $804,057 and $191,584 respectively.

     Brocade leases computers, office equipment and furniture under long-term lease agreements that are classified as capital leases. The leases expire through January 2001 and require a final buyout payment at the end of the lease term.

     Future minimum lease payments, including the buyout payments, at January 31, 1999 were as follows:

                                                              OPERATING    CAPITAL
                   YEAR ENDED OCTOBER 31,                      LEASES      LEASES
                   ----------------------                     ---------    -------
                                                                 (IN THOUSANDS)
1999........................................................   $  589      $  694
2000........................................................      847         476
2001........................................................       --          42
                                                               ------      ------
Total minimum lease payments................................   $1,436       1,212
                                                               ======      ======
Less imputed interest (15.27% -- 17.65%)....................                 (134)
Present value of payments under capital leases..............                1,078
Less current portion........................................                 (713)
                                                                           ------
Long-term lease obligations.................................               $  365
                                                                           ======

     Brocade's former contract manufacturer has filed suit against Brocade, alleging that Brocade is liable for breaching certain contracts with the contract manufacturer. The suit claims damages in excess of $3.0 million plus interest, an unspecified amount of consequential and incidental damages, costs and attorneys' fees. Brocade has filed a cross complaint against the contract manufacturer for various credits Brocade claims on its account with the contract manufacturer. It is management's opinion that any liability on Brocade's account is limited to accrued and unpaid invoices totaling approximately $1,400,000 and that this $1,400,000 is subject to the various offsets Brocade claims in its cross-complaint.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

4.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
     Brocade is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the financial position of Brocade.

5.  RESTRUCTURING OF OPERATIONS

     In the third quarter of 1998, Brocade initiated a plan to restructure its operations to reduce its break even revenue level. In connection with this plan, Brocade recorded a $3.2 million charge to operating expenses as follows: $1.3 million is included in costs of revenue, $700,000 is included in research and development expense and $1.2 million is included in general and administrative expense in the 1998 statement of operations. The restructuring charge includes $1.7 million of employee related expenses for 20 employee terminations, $1.2 million for the write-off of excess equipment and inventory and $300,000 for write-offs of other tangible and intangible assets related to cancelled development and simulation projects. As of January 31, 1999, Brocade had incurred costs totaling $3.1 million related to the restructuring. The remaining actions are expected to be completed within one year from the date the restructuring plan was initiated. Accrued liabilities at January 31, 1999 include $77,000 in remaining but unpaid employee related expenses.

6.  PREFERRED STOCK

Redeemable Convertible Preferred Stock

     In August 1995, Brocade issued 1,425,000 shares of its Series A Redeemable Convertible Preferred Stock (Series A). In June 1996, Brocade issued 816,250 shares of its Series B Redeemable Convertible Preferred Stock (Series B). In December 1996, Brocade issued 3,333,333 shares of its Series C Redeemable Convertible Preferred Stock (Series C). In fiscal years 1997 and 1998, Brocade issued 2,795,848 shares and 865,052 shares, respectively, of its Series D Redeemable Convertible Preferred Stock (Series D). The rights with respect to Series A, Series B, Series C and Series D are as follows:

     Redemption. At the request of the holders of the majority of voting power of the then outstanding preferred stock any time after August 28, 2002, Brocade shall, to the extent funds are legally available, redeem the preferred stock in increments over a three-year period. In such event, Brocade shall pay $1.00 per share for Series A, $4.00 per share for Series B, $3.00 per share for Series C and $5.78 for Series D plus any declared but unpaid dividends.

     Voting. Each share of Series A, Series B, Series C and Series D has voting rights equal to an equivalent number of shares of common stock into which it is convertible.

     Dividends. Holders of Series A, Series B, Series C and Series D are entitled to receive noncumulative dividends when and as declared by the Board of Directors at a rate of $0.08, $0.32, $0.24 and $0.46 per share, respectively, per annum. After payment of such dividends, any additional dividends declared will be paid to the holders of common stock and preferred stock in such amount as they would be entitled to receive if their shares had been converted into shares of common stock. No dividends have been declared.

     Liquidation. In the event of any liquidation, dissolution or winding up of Brocade, including a merger or sale of all or substantially all of the assets, the holders of Series A, Series B, Series C and

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

6.  PREFERRED STOCK (CONTINUED)
Series D are entitled to receive pari passu a distribution of $1.00, $4.00, $3.00 and $5.78 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The remaining assets, if any, shall be distributed ratably among the holders of the common stock, Series A, Series B, Series C and Series D, based on the number of shares held (assuming conversion of the Series A, Series B, Series C and Series D).

     Conversion. Each share of Series A, Series B, Series C and Series D is convertible into common stock, at the holder's option or upon the consent of the holders of a majority of the then outstanding Series A, Series B, Series C and Series D shares voting as a single class. The Series A, Series B, Series C and Series D shares are initially convertible into common stock at a ratio of four for one, two for one, one for one and one for one, respectively. The conversion rates are protected by certain anti-dilution provisions. No adjustment in the future conversion price of Series A, Series B, Series C or Series D shall be made for the issuance of additional shares of common stock other than for a common stock split, dividend, or distribution unless at the time of issuance of the common stock the price per share for additional shares of common stock issued is less than the conversion price in effect for the Series A, Series B, Series C and Series D, respectively. The Series A, Series B, Series C and Series D shares will automatically convert into common stock upon the closing of a public offering having an aggregate public offering price of at least $10,000,000.

Warrants

     Since inception, Brocade has issued warrants to purchase an aggregate of 51,197, 17,500 and 48,000 shares of Series A, Series B and Series C, respectively. These warrants were issued in connection with equipment and facilities lease agreements. Exercise prices range from $1.00 to $4.50 per share. The warrants are exercisable at various dates through 2002.

     In connection with the initial sale and issuance of Series D, investors were issued warrants to purchase 10% of the number of Series D shares purchased by each investor at an exercise price of $6.78 per share. The total number of shares of Series D purchasable upon exercise of these warrants was 296,881.

Pro Forma Shareholders' Deficit

     In January 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, (1) all of the currently outstanding preferred stock will be converted into 14,326,733 shares of common stock upon the closing of the IPO and (2) warrants to purchase 296,881 shares of Series D with an exercise price of $6.78 per share will be exercised and converted into 296,881 shares of common stock prior to the effective date of the IPO. The effect of the conversion and exercise of warrants has been reflected as unaudited pro forma shareholders' equity in the accompanying balance sheet as of January 31, 1999.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

7.  COMMON STOCK

     At January 31, 1999, Brocade had reserved the following shares of authorized but unissued shares of common stock for future issuance:

Conversion of outstanding Series A..........................   5,700,000
Conversion of outstanding Series B..........................   1,632,500
Conversion of outstanding Series C..........................   3,333,333
Conversion of outstanding Series D..........................   3,660,900
Conversion of warrants outstanding..........................     584,669
Stock option plan...........................................   2,548,987
                                                              ----------
                                                              17,460,389
                                                              ==========

Deferred Compensation

     In connection with the grant of certain stock options to employees during the year ended October 31, 1998 and the three months ended January 31, 1999, Brocade recorded deferred compensation of $307,266 and $3,423,145, respectively, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of stockholders' equity and amortized ratably over the vesting period of the applicable options. Approximately $7,000 and $1.2 million was expensed during the year ended October 31, 1998 and the three months ended January 31, 1999, respectively, and the balance will be expensed ratably over the period the options vest. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services. No compensation expense related to any other periods presented has been recorded.

Stock Options

     Brocade, under various stock option plans (the "Plans"), grants stock options for shares of common stock to employees, directors and consultants of Brocade. In accordance with the Plans, the stated exercise price shall not be less than 85% of the estimated fair market value of common stock on the date of grant. Incentive Stock Options ("ISOs") may not be granted at less than 100% of the estimated fair market value of the common stock and stock options granted to a person owning more than 10% of the combined voting power of all classes of stock of Brocade must be issued at 110% of the fair market value of the stock on the date of grant. The Plans provide that the options shall be exercisable over a period not to exceed ten years, and the options generally vest over a period of four years. The options typically vest 25% one year after the date of grant and the remaining shares vest in equal monthly amounts over the following 36 months.

     At January 31, 1999, an aggregate of 466,516 shares were available for future option grants under all of the Plans.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

7.  COMMON STOCK (CONTINUED)
     Brocade accounts for the Plans under APB No. 25 whereby the difference between the exercise price and the fair value at the date of grant is recognized as compensation expense. Had compensation expense for the stock option plans been determined consistent with SFAS No. 123, net losses would have increased to the following pro forma amounts, (in thousands except per share data):

                                                                                   THREE
                                                                                  MONTHS
                                                  YEAR ENDED OCTOBER 31,           ENDED
                                              ------------------------------    JANUARY 31,
                                               1996       1997        1998         1999
                                              -------    -------    --------    -----------
                                                                                (UNAUDITED)
Net loss as reported........................  $(3,934)   $(9,619)   $(15,111)     $(1,839)
Net loss Pro Forma..........................  $(3,945)   $(9,666)   $(15,522)     $(2,068)
Net loss per share as reported..............                        $  (4.44)     $  (.42)
Net loss per share Pro Forma................                        $  (4.57)     $  (.48)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998, 1997, 1996 and the three month period ended January 31, 1999, respectively: risk-free interest rate of 5.58 to 5.86, 5.71 to 6.63, 5.54 to 6.50 and 4.38 to 5.00 percent; expected dividend yields of zero percent for all four periods; expected life of .5 years beyond vesting for all four periods; and expected volatility of zero percent for all periods except the three months ended January 31, 1999, for which a volatility factor of 60% was used.

     The following table summarizes stock option plan activity under all of the
Plans:

                                              THREE MONTHS ENDED                YEAR ENDED
                                               JANUARY 31, 1999              OCTOBER 31, 1998
                                         ----------------------------   ---------------------------
                                                 (UNAUDITED)
                                                          WEIGHTED                      WEIGHTED
                                                          AVERAGE                       AVERAGE
                                           SHARES      EXERCISE PRICE     SHARES     EXERCISE PRICE
                                         -----------   --------------   ----------   --------------
Outstanding at beginning of year.......    3,501,622       $1.85         1,075,167       $ .33
  Granted..............................      854,512       $2.64         3,134,912       $2.19
  Exercised............................   (2,213,402)      $2.07          (425,570)      $1.04
  Cancelled............................      (60,261)      $1.20          (282,887)      $1.14
                                         -----------                    ----------
Outstanding at period end..............    2,082,471       $1.95         3,501,622       $1.85
                                         ===========                    ==========
Exercisable at end of period...........      189,227       $3.68           465,807       $1.52
Weighted fair value per share..........  $     .7842                    $    .3023
                                         ===========                    ==========

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

7.  COMMON STOCK (CONTINUED)

                                                  YEAR ENDED                    YEAR ENDED
                                               OCTOBER 31, 1997              OCTOBER 31, 1996
                                         ----------------------------   ---------------------------
                                                          WEIGHTED                      WEIGHTED
                                                          AVERAGE                       AVERAGE
                                           SHARES      EXERCISE PRICE     SHARES     EXERCISE PRICE
                                         -----------   --------------   ----------   --------------
Outstanding at beginning of year.......      584,000       $ .19                --          --
  Granted..............................    1,335,500       $ .34         2,149,400       $ .09
  Exercised............................     (630,666)      $ .26        (1,565,400)      $ .03
  Cancelled............................     (213,667)      $ .22                --          --
                                         -----------                    ----------
Outstanding at year end................    1,075,167       $ .33           584,000       $ .19
                                         ===========                    ==========
Exercisable at end of year.............       36,234       $ .22                --          --
Weighted fair value per share..........  $     .0522                    $    .0100
                                         ===========                    ==========

                           OPTIONS OUTSTANDING
--------------------------------------------------------------------------     OPTIONS EXERCISABLE
                                                WEIGHTED                     ------------------------
                                                 AVERAGE       WEIGHTED                   WEIGHTED
         JANUARY 31, 1999                       REMAINING      AVERAGE                    AVERAGE
     RANGE OF EXERCISE PRICES        NUMBER       YEARS     EXERCISE PRICE   NUMBER    EXERCISE PRICE
----------------------------------  ---------   ---------   --------------   -------   --------------
$0.20 - $1.80.....................    619,690     7.82          $ .71         52,715       $1.02
$2.25 - $5.00.....................  1,462,781     9.57          $2.48        136,512       $4.71
                                    ---------                                -------
$0.20 - $5.00.....................  2,082,471     9.05          $1.95        189,227       $3.68
                                    =========                                =======

     At January 31, 1999, 2,324,679 shares issued upon exercise of stock options with a weighted average exercise price of $1.86 and 264,122 shares issued to founders with a weighted average exercise price of $.025 were subject to repurchase by Brocade.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

8.  INCOME TAXES

     Brocade accounts for income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", ("SFAS No. 109"). A valuation allowance has been recorded for the total deferred tax assets as a result of uncertainties regarding realization of the assets based upon the limited operating history of Brocade, the lack of profitability to date and the uncertainty of future profitability. The components of net deferred tax assets are as follows, (in thousands):

                                                             OCTOBER 31,
                                                         -------------------    JANUARY 31
                                                          1997        1998         1999
                                                         -------    --------    ----------
Net operating loss carryforwards.......................  $ 4,600    $  8,100     $ 7,300
Tax credit carryforwards...............................      700       1,400       1,500
Capitalized startup costs..............................      300         300         300
Reserves and accruals..................................      300       2,200       3,100
Capitalized research expenditures......................       --         700         800
                                                         -------    --------     -------
          Total deferred tax assets....................    5,900      12,700      13,000
Valuation allowance....................................   (5,900)    (12,700)    (13,000)
                                                         -------    --------     -------
  Net deferred tax assets..............................  $    --    $     --     $    --
                                                         =======    ========     =======

     As of January 31, 1999, Brocade had federal net operating loss carryforwards of approximately $20.5 million and state net operating loss carryforwards of approximately $6.5 million. The federal net operating loss and other tax credit carryforwards expire on various dates beginning on 2010 through 2018. The state net operating loss carryforwards will expire beginning in 2003.

     Under current tax law, net operating loss and credit carryforwards available to offset future income in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests.

9.  RELATED PARTY TRANSACTIONS

     In April 1997, Brocade sold 250,000 shares of its common stock to officers of Brocade in consideration for full recourse promissory notes in the amount of $75,000. Should the officers terminate employment, these shares are subject to a right of repurchase by Brocade. The right of repurchase lapses over a four year period. The notes bear interest at 6.5% and mature at various dates through December 2001.

     In January 1998, Brocade sold 225,000 shares of its common stock to officers of Brocade in consideration for full recourse promissory notes in the amount of $375,000. Should the officers terminate employment, these shares are subject to a right of repurchase by Brocade. The right of repurchase lapses over a four year period. The notes bear interest at 6.5% and mature at various dates through December 2002.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

10.  SUBSEQUENT EVENT

Reincorporation, Amendment to the Articles of Incorporation

     In March 1999, Brocade's Board of Directors authorized the reincorporation of the Company in the State of Delaware. This reincorporation is to be effective prior to Brocade's initial public offering. Upon reincorporation, Brocade will be authorized to issue 50,000,000 shares of common stock, $.001 par value and 5,000,000 shares of undesignated preferred stock, $.001 par value.

1999 Stock Plan

     In March 1999, the Board of Directors approved Brocade's 1999 Stock Plan (the "1999 Plan"), subject to shareholder approval. The 1999 Plan provides for the grant of incentive stock options to employees. A total of 300,000 shares of common stock have been reserved for issuance under the 1999 Plan.

1999 Employee Stock Purchase Plan

     In March 1999, the Board of Directors approved the adoption of Brocade's 1999 Employee Stock Purchase Plan (the "Purchase Plan"), subject to shareholder approval. A total of 200,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the fair market value of the common stock, as defined in the Purchase Plan.

1999 Director Option Plan

     In March 1999, the Board of Directors approved the 1999 Director Option Plan (the "Director Plan"), subject to shareholder approval. The Director Plan provides for the grant of common stock to non-employee directors. A total of 200,000 shares of common stock have been reserved for issuance under the Director Plan.

Existing Stock Option Plans

     In March 1999, the Board of Directors approved 300,000 additional shares of common stock to be reserved for issuance under the 1998 Equity Incentive Plan. Brocade granted approximately 182,000 options to purchase common stock under various stock option plans during the period from February 1, 1999 to March 10, 1999.

                      APPENDIX -- DESCRIPTION OF GRAPHICS


                                    GATEFOLD

Graphic:  Illustration of the Brocade Fabric.

Caption: Current problem: Bottleneck in One-to-One Storage and Server Connectivity.

Caption: The Brocade Solution: The BROCADE Fibre Channel Switched Fabric enables Any-to-Any Storage and Server Area Networking (SAN)

Credits: Logos of the following companies: Compaq, Dell, StorageTek, McDATA, Cravel, Sequent

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                 [BROCADE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................  $ 11,510
NASD filing fee.............................................     4,640
Nasdaq National Market listing fee..........................     5,000
Blue sky qualification fees and expenses....................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Director and officer liability insurance....................
Transfer agent and registrar fees...........................
Miscellaneous expenses......................................
                                                              --------
                                                              $
                                                              ========

-------------------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

     These indemnification provisions and the indemnification agreement to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, we have issued and sold and issued the following unregistered securities:

          1. On August 25, 1995, we sold 523,250 shares of our common stock to Kumar Malavalli, Paul R. Bonderson, Jr. and Seth D. Neiman, the founders of the Company, for an aggregate purchase price of $52,325.

          2. From inception through March 10, 1999, we granted stock options to purchase an aggregate of 7,656,468 shares of our common stock at exercise prices ranging from $.025 to $5.00 per share to employees, consultants, directors and other service providers pursuant to our 1995 Equity Incentive Plan, our 1998 Equity Incentive Plan and our 1998 Executive Equity Incentive Plan.

          3. From inception through March 10, 1999, we issued and sold an aggregate of 4,887,825 shares of our common stock to employees, consultants, directors and other service providers for aggregate consideration of approximately $5,384,992 pursuant to exercise of options granted under our 1995 Equity Incentive Plan, our 1998 Equity Incentive Plan and our 1998 Executive Equity Incentive Plan.

          4. On August 28, 1995, we sold 1,425,000 shares of Series A Preferred Stock for $1.00 per share to a group of private investors for an aggregate purchase price of $1,425,000.

          5. On December 26, 1995, we issued two warrants to an equipment lease financing company to purchase 15,753 and 35,444 shares of our Series A Preferred Stock at exercise prices of $4.50 and $1.00 per share, respectively.

          6. On June 5, 1996, we sold 386,764 shares of our common stock, for $.05 per share to Bruce L. Bergman, the former President and Chief Executive Officer of Brocade, for an aggregate purchase price of $19,338.20.

          7. On June 17, 1996, we sold 816,250 shares of our Series B Preferred Stock for $4.00 per share to a group of private investors for an aggregate purchase price of $3,265,000.

          8. On July 16, 1996, we issued 32,813 shares of Common Stock at $.05 per share to a then-current officer of Brocade as partial commission in connection with the Series B Preferred Stock financing.

          9. On September 11, 1996, we issued a warrant to an equipment lease financing company to purchase 17,500 shares of our Series B Preferred Stock at an exercise price of $4.00 per share.

          10. On August 26, 1996, in connection with the lease of office space, we issued a warrant to a real property lessor to purchase 3,000 shares of our Series C Preferred Stock at an exercise price of $3.00 per share.

          11. On December 6, 1996, we sold 3,333,333 shares of our Series C Preferred Stock at $3.00 per share to a group of private investors for an aggregate purchase price of $9,999,999.

          12. On May 6, 1997, in connection with a sublease agreement, we issued a warrant to a sublessor of real property to purchase 20,000 shares of our Series C Preferred Stock at an exercise price of $3.00 per share.

          13. On June 13, 1997, in connection with a combined line of credit and equipment lease, we issued a warrant to a bank to purchase 25,000 shares of our Series C Preferred Stock at an exercise price of $3.00 per share.

          14. On September 29, 1997, November 17, 1997 and December 3, 1997, we sold 3,660,900 shares of our Series D Preferred Stock for $5.78 per share to a group of private investors for an aggregate purchase price of $21,160,002. In addition, in connection with the Series D financing, we issued warrants to purchase an aggregate of 296,881 shares of our Series D Preferred Stock at an exercise price of $6.78 per share.

          15. On July 13, 1998, we issued 18,000 shares of Common Stock at $2.25 per share as partial compensation for the recruitment of the Company's new president.

     For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Transactions" in the form of prospectus included herein.

     The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Brocade or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
 1.1*    Form of Underwriting Agreement.
 3.1     Amended and Restated Articles of Incorporation of the
         Registrant.
 3.2     Form of Amended and Restated Certificate of Incorporation to
         be effective on the closing of the offering made pursuant to this Registration Statement.
 3.3     Bylaws of the Registrant.
 3.4     Bylaws of the Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.
 4.1*    Form of Registrant's Common Stock certificate.
 4.2     Warrant to purchase shares of Series A Preferred Stock of
         the Registrant issued to Venture Lending & Leasing, Inc.
 4.3     First Amended and Restated Warrant to purchase shares of
         Series A Preferred Stock of the Registrant issued to Venture
         Lending & Leasing, Inc.
 4.4     Warrant to purchase shares of Series B Preferred Stock of
         the Registrant issued to Venture Lending & Leasing, Inc.
 4.5     Warrant to purchase shares of Series C Preferred Stock of
         the Registrant issued to Mason Calle De Luna L.P.
 4.6     Warrant to purchase shares of Series C Preferred Stock of
         the Registrant issued to Symmetricom, Inc.
 4.7*    Warrant to purchase shares of Series C Preferred Stock of
         the Registrant issued to Imperial Bank.
 4.8     Seventh Amended and Restated Investors' Rights Agreement
         dated December 3, 1997.
 5.1*    Opinion of Wilson Sonsini Goodrich & Rosati Professional
         Corporation.

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
10.1     Form of Indemnification Agreement to be entered into by the
         Registrant with each of its directors and executive
         officers.
10.2     1995 Equity Incentive Plan and forms of agreements
         thereunder.
10.3     1998 Equity Incentive Plan and forms of agreements
         thereunder.
10.4     1998 Executive Equity Incentive Plan and forms of agreements thereunder.
10.5     1999 Employee Stock Purchase Plan.
10.6*    1999 Director Option Plan and forms of agreements
         thereunder.
10.7*    1999 Stock Plan and forms of agreements thereunder.
10.8     Sublease between Symmetricom, Inc. and the Registrant dated
         May 6, 1997.
10.9     Security and Loan Agreement between the Registrant and
         Imperial Bank dated June 19, 1997.
10.10    Amendment to Loan Documents between the Registrant and
         Imperial Bank dated January 30, 1998.
10.11    Second Amendment to Loan Documents between the Registrant
         and Imperial Bank dated August 17, 1998.
10.12    Third Amendment to Loan Documents between the Registrant and
         Imperial Bank dated December 15, 1998.
10.13    Master Equipment Lease Agreement between Venture Lending &
         Leasing, Inc. and the Registrant dated September 5, 1996.
10.14*   Master Purchase Agreement between Dell Products L.P. and the
         Registrant dated November 1, 1998.
10.15*   Purchase Agreement between Sequent Computer Systems, Inc.
         and the Registrant.
10.16*   Supplement No. 1 to Purchase Agreement between Sequent
         Computer Systems, Inc. and the Registrant dated September
         26, 1997.
10.17*   OEM Agreement between Storage Technology Corporation and the
         Registrant dated March 1, 1998.
16.1     Letter of PricewaterhouseCoopers LLP, Independent
         Accountants.
23.1     Consent of Arthur Andersen LLP, Independent Public
         Accountants
23.2*    Consent of Counsel (included in Exhibit 5.1.).
24.1     Power of Attorney (see page II-6 of the Registration
         Statement).
27.1     Financial Data Schedule.

-------------------------
 * To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES.

     Schedule II -- Valuation and Qualifiying Accounts......  S-2

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, County of Santa Clara, State of California, on the 19th day of March 1999.

                                          BROCADE COMMUNICATIONS SYSTEMS, INC.

                                          By:     /s/ GREGORY L. REYES
                                            ------------------------------------
                                                      Gregory L. Reyes
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory L. Reyes and B. Carl Lee, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
             /s/ SETH D. NEIMAN                Chairman of the Board                 March 19, 1999
 ------------------------------------------
               Seth D. Neiman

            /s/ GREGORY L. REYES               President and Chief Executive         March 19, 1999
 ------------------------------------------    Officer (Principal Executive
              Gregory L. Reyes                 Officer)

               /s/ B. CARL LEE                 Vice President, Finance and Chief     March 19, 1999
 ------------------------------------------    Financial Officer (Principal
                 B. Carl Lee                   Financial and Accounting Officer)

                                               Director                              March   , 1999
 ------------------------------------------
                Neal Dempsey

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
               /s/ MARK LESLIE                 Director                              March 19, 1999
 ------------------------------------------
                 Mark Leslie

            /s/ LARRY W. SONSINI               Director                              March 19, 1999
 ------------------------------------------
              Larry W. Sonsini

     After the reincorporation discussed in Note 10 to Brocade Communications Systems, Inc.'s financial statements, we expect to be in a position to render the following audit report:

                                          ARTHUR ANDERSEN LLP

San Jose, California
November 24, 1998

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To the Board of Directors and Shareholders of Brocade Communications Systems, Inc.

     We have audited, in accordance with generally accepted auditing standards, the financial statements of Brocade Communications Systems, Inc. included in this Registration Statement and have issued our report thereon dated November 24, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
November 24, 1998

                      BROCADE COMMUNICATIONS SYSTEMS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                               COLUMN B      COLUMN C     COLUMN D     COLUMN E
                                              -----------   ----------   ----------    ---------
                  COLUMN A                    BALANCE AT    CHARGED TO                  BALANCE
--------------------------------------------   BEGINNING    COSTS AND                   AT END
                DESCRIPTION                    OF PERIOD     EXPENSES    DEDUCTIONS    OF PERIOD
--------------------------------------------  -----------   ----------   ----------    ---------
Year ended October 31, 1996:
Allowance for returns and doubtful
  accounts..................................   $     --     $       --   $       --    $     --
Year ended October 31, 1997:
Allowance for returns and doubtful
  accounts..................................   $     --     $  100,000   $       --    $100,000
Year ended October 31, 1998:
Allowance for returns and doubtful
  accounts..................................   $100,000     $  185,000   $       --    $285,000
Three-Month Period Ended January 31, 1999:
Allowance for returns and doubtful
  accounts..................................   $285,000     $       --   $   25,000    $260,000

Year ended October 31, 1998:
Restructuring Accrual.......................   $     --     $3,200,000   $2,779,000(1) $421,000
Three-Month Period ended January 31, 1999:
Restructuring accrual.......................   $421,000     $       --   $  344,000(1) $ 77,000

-------------------------
(1) These amounts include $700,000 in cash severance payments, $1,000,000 in non cash compensation charges related to stock severance arrangements and $1,400,000 in asset writeoffs.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
 1.1*    Form of Underwriting Agreement.
 3.1     Amended and Restated Articles of Incorporation of the
         Registrant.
 3.2     Form of Amended and Restated Certificate of Incorporation to
         be effective on the closing of the offering made pursuant to this Registration Statement.
 3.3     Bylaws of the Registrant.
 3.4     Bylaws of the Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.
 4.1*    Form of Registrant's Common Stock certificate.
 4.2     Warrant to purchase shares of Series A Preferred Stock of
         the Registrant issued to Venture Lending & Leasing, Inc.
 4.3     First Amended and Restated Warrant to purchase shares of
         Series A Preferred Stock of the Registrant issued to Venture
         Lending & Leasing, Inc.
 4.4     Warrant to purchase shares of Series B Preferred Stock of
         the Registrant issued to Venture Lending & Leasing, Inc.
 4.5     Warrant to purchase shares of Series C Preferred Stock of
         the Registrant issued to Mason Calle De Luna L.P.
 4.6     Warrant to purchase shares of Series C Preferred Stock of
         the Registrant issued to Symmetricom, Inc.
 4.7*    Warrant to purchase shares of Series C Preferred Stock of
         the Registrant issued to Imperial Bank.
 4.8     Seventh Amended and Restated Investors' Rights Agreement
         dated December 3, 1997.
 5.1*    Opinion of Wilson Sonsini Goodrich & Rosati Professional
         Corporation.
10.1     Form of Indemnification Agreement to be entered into by the
         Registrant with each of its directors and executive
         officers.
10.2     1995 Equity Incentive Plan and forms of agreements
         thereunder.
10.3     1998 Equity Incentive Plan and forms of agreements
         thereunder.
10.4     1998 Executive Equity Incentive Plan and forms of agreements thereunder.
10.5     1999 Employee Stock Purchase Plan.
10.6*    1999 Director Option Plan and forms of agreements
         thereunder.
10.7*    1999 Stock Plan and forms of agreements thereunder.
10.8     Sublease between Symmetricom, Inc. and the Registrant dated
         May 6, 1997.
10.9     Security and Loan Agreement between the Registrant and
         Imperial Bank dated June 19, 1997.
10.10    Amendment to Loan Documents between the Registrant and
         Imperial Bank dated January 30, 1998.
10.11    Second Amendment to Loan Documents between the Registrant
         and Imperial Bank dated August 17, 1998.
10.12    Third Amendment to Loan Documents between the Registrant and
         Imperial Bank dated December 15, 1998.
10.13    Master Equipment Lease Agreement between Venture Lending &
         Leasing, Inc. and the Registrant dated September 5, 1996.
10.14*   Master Purchase Agreement between Dell Products L.P. and the
         Registrant dated November 1, 1998.
10.15*   Purchase Agreement between Sequent Computer Systems, Inc.
         and the Registrant.

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
10.16*   Supplement No. 1 to Purchase Agreement between Sequent
         Computer Systems, Inc. and the Registrant dated September
         26, 1997.
10.17*   OEM Agreement between Storage Technology Corporation and the
         Registrant dated March 1, 1998.
16.1     Letter of PricewaterhouseCoopers LLP, Independent
         Accountants.
23.1     Consent of Arthur Andersen LLP, Independent Public
         Accountants.
23.2*    Consent of Counsel (included in Exhibit 5.1.).
24.1     Power of Attorney (see page II-6 of the Registration
         Statement).
27.1     Financial Data Schedule.

-------------------------
 * To be filed by amendment.